UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[x] No fee required.
[ ] Fee paid previously with preliminary materials.
[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 26, 2023
TO THE HOLDERS OF COMMON STOCK:
The Annual Meeting of Shareholders of Univest Financial Corporation (the "Annual Meeting") will be held on Wednesday, April 26, 2023, at 9:00 a.m. at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania. A buffet breakfast will begin at 8:00 a.m. Additionally, shareholders will have the option to attend the Annual Meeting virtually.
You are entitled to attend the Annual Meeting in-person or virtually, in either case if you were a shareholder as of the close of business on February 10, 2023 or if you hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2023 and enter the control number that is printed in the box marked by the arrow on your proxy card. You may vote electronically during the Annual Meeting by following the instructions available on the meeting website during the meeting.
At the Annual Meeting, shareholders will act and vote on:
1.The election of three Class III Directors each for a three-year term expiring in 2026 and one Alternate Director for a one-year term expiring in 2024 or until their successors are elected and qualified.
2.The approval of the Univest Financial Corporation 2023 Equity Incentive Plan.
3.The ratification of KPMG LLP as our independent registered public accounting firm for 2023.
4.The approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.
5.The approval of the frequency of conducting advisory (non-binding) votes on the compensation of our Named Executive Officers.

Shareholders may also consider and act on such other business as may properly come before the meeting or any postponements or adjournments of the Annual Meeting. The Board of Directors is not aware of any other business scheduled to come before the meeting.

The close of business on February 10, 2023 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.
The accompanying Proxy Statement forms a part of this notice.
PROXY CARDS ARE ENCLOSED SO SHAREHOLDERS CAN VOTE THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the in person meeting or attend virtually, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting in person, you may vote in person. If you attend virtually, you may vote during the meeting by following the instructions available on the meeting website.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA, Esq., Secretary
March 17, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2023
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card, the annual report on Form 10-K for the year ended December 31, 2022 and the 2022 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are being provided to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest") for use at the Annual Meeting of Shareholders to be held on April 26, 2023 at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania, and at any adjournment thereof. Shareholders will also be able to attend the meeting virtually.
To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2023 and enter the control number that is printed in the box marked by the arrow on your proxy card. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website.
Copies of this Proxy Statement and proxies to vote the Corporation's common stock (the "Common Stock") are being sent to shareholders on or about March 17, 2023.
Officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation's transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
Attending the Meeting in Person
Shareholders are invited to attend the annual meeting in person. If you hold your shares through a broker, bank or nominee in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.
Revoking Your Proxy
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, delivering a later dated proxy or attending the meeting in person or virtually and vote shares at the meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.
Voting Information
The person named in the proxy card will vote in accordance with the instructions of the shareholder executing the proxy card, or in the absence of any such instruction, in accordance with the recommendations of the Board set forth below.

Univest's Board of Directors recommends a vote:
1.FOR the election of three Class III Directors each for a three-year term expiring in 2026 and one Alternate Director for a one-year term expiring in 2024 or until their successors are elected and qualified.
2.FOR the approval of the Univest Financial Corporation 2023 Equity Incentive Plan.
3.FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2023.
4.FOR the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.
5.FOR the approval of the frequency of conducting advisory (non-binding) votes on the compensation of our Named Executive Officers.

The Board has fixed the close of business on February 10, 2023 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 10, 2023, there were 29,292,008 outstanding shares of Common Stock entitled to vote at the Annual Meeting.
Quorum and Vote Required
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors, the approval of the 2023 Equity Incentive Plan, the advisory vote regarding executive compensation and the advisory vote regarding the frequency of votes regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for determining the existence of a quorum, but will not be counted as votes cast for the election of any nominee for Director or with respect to any other proposal brought before the meeting.

Each holder of record of Common Stock on February 10, 2023 will be entitled to one vote per share on all business at the meeting. The three nominees for election as Class III Directors and the nominee for election as Alternate Director who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected. Shareholders cannot cumulate votes for the election of Directors. The approval of the frequency of conducting advisory (non-binding) votes on the compensation of our Named Executive Officers will be decided by the option receiving the highest number of votes cast, in person or by proxy, at the meeting. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of votes cast, in person and by proxy, at the meeting.
Voting by Internet and Telephone
Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Tuesday, April 25, 2023. If you attend the meeting in person, you may vote in person. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTOR

The person named in the accompanying proxy card intends to vote to elect as Directors and Alternate Director, as applicable, the nominees listed below, unless authority to vote for Directors is withheld in the proxy card. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected. The Corporation's Board is presently comprised of twelve directors elected for terms of three years, approximately one-third of whom stand for election each year and one alternate director who stands for election each year. Pursuant to the age limitation provisions contained in the Bylaws, Glenn E. Moyer will retire on April 1, 2023, and Roger H. Ballou will retire at the Annual Meeting. Upon the retirement of Mr. Ballou, the Board will consider decreasing the size of the Board from twelve to eleven members in accordance with the Corporation's Bylaws.

The Board has established the number of Class III Directors at three, each of which will be elected for a three-year term expiring in 2026 and one Alternate Director to be elected for a one-year term expiring in 2024.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election. All nominees have indicated that they are willing to serve as Directors, but if any of them should decline or be unable to serve, the person named in the proxy card will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of Directors in accordance with the Bylaws.

The biographies of each of the nominees and continuing members of the Board of Directors are set forth below. The biographies contain information regarding the person’s business experience and certain other experiences, qualifications, attributes or skills. The nominees and continuing members of the Board of Directors have a diversity of experience and a wide variety of backgrounds, skills and qualifications that strengthen their ability to provide oversight. As described in the following biographies, the majority of directors also have specific experience in environmental, social and governance ("ESG") issues and oversight.

All nominees are currently Directors or Alternate Directors and dates indicating the first year that an individual became a Director refer to the initial year as a Director or Alternate Director of the Corporation or the Bank.

Class III Directors (to be elected for a three-year term expiring at the 2026 Annual Meeting of Shareholders)

Joseph P. Beebe
Director Since: 2021
Age: 64

Joseph P. Beebe retired in 2020 as Managing Director and Co-Head of the Insurance and Asset Management Investment Banking Group of Keefe Bruyette and Woods, Inc. He previously held management positions at Fox-Pitt Kelton, Inc. and Midlantic Corporation. Mr. Beebe is currently a member of the President's Advisory Council as well as the Institute for Creativity and Entrepreneurship Advisory Council at Villanova University. Mr. Beebe previously served as an Advisory Board Member of Patriot Financial Partners LP. He also serves on a number of non-profit boards. Mr. Beebe holds a Bachelor of Arts Degree in Economics from Villanova University and an MBA with a concentration in Finance from Pace University. Mr. Beebe's background includes extensive experience advising insurance companies, asset managers, banks and related financial institutions on corporate strategy, mergers, acquisitions, divestitures, capital raising and governance issues.

Natalye Paquin
Director Since: 2017
Age: 62

Natalye Paquin has served as the Chief Operating Officer of the Rockefeller Foundation since 2022, overseeing the global organization's Employee Services, Human Resources, Information Technology, Innovation, Finance, and Legal teams as well as its workforce at offices in the United States, Italy, Asia and Africa. Ms. Paquin previously served as the President and Chief Executive Officer of Points of Light Foundation from 2016 to 2022, a global organization that supports non-profits, corporations, and individuals focused on volunteerism and social good. Ms. Paquin also currently serves on the Board of Directors for Bloomerang, which develops community-focused non-profit donor management software. Ms. Paquin spent more than 15 years of her career as a lawyer focused on civil rights and employment matters in the education sector, working with the United States Government and two of the largest public school districts in the country, before joining the non-profit space as an executive. From 2006 to 2016, Ms. Paquin was an Independent Director of National Penn Bancshares, Inc. From 2010 to 2016, Ms. Paquin served as Chief Executive Officer of the Girl Scouts of Eastern Pennsylvania as well as Chief Transformation Officer at Girl Scouts of the USA. Ms. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Ms. Paquin has served on the boards of numerous non-profit-organizations. Ms. Paquin's background working with corporations focused on ESG issues and corporate social responsibility matters and her work with non-profit organizations within the local, national and international economies provides significant leadership and management experience.

Robert C. Wonderling
Director Since: 2018
Age: 61

Robert C. Wonderling has served since 2022 as the Executive Director of the Faith and Liberty Discovery Center, the museum operated by the American Bible Society on Independence Mall in Philadelphia, Pennsylvania. Mr. Wonderling previously served as President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia from 2009 to 2022, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region, leading the Chamber’s Diversity, Equity and Inclusion initiatives. In recognition of his leadership, Mr. Wonderling was recognized in 2017 with the Anti-Defamation League's Americanism Award. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous businesses and non-profit organizations within the Philadelphia region. Mr. Wonderling previously served as Chairman of the Board of Trustees at Ursinus College. In addition to his public service, Mr. Wonderling worked for Lehigh Valley-based Air Products & Chemicals, Inc. He also served as an Executive Officer for Bentley Systems, Inc., (NASDAQ: BSY), a software company in Exton, Pennsylvania. Mr. Wonderling provides extensive business and governance experience within the Corporation's geographic region.

Alternate Director (to be elected for a one-year term expiring at the 2024 Annual Meeting of Shareholders)

Martin P. Connor
Alternate Director Since: 2022
Age: 58

Martin P. Connor is currently the Chief Financial Officer of Toll Brothers, Inc. (NYSE: TOL) and has served in this role since 2010. Mr. Connor was previously the CFO and Director of Operations for O'Neill Properties, a diversified commercial real estate development company in the Mid-Atlantic region. Prior to that position, Mr. Connor was an Audit and Advisory Business Services Partner for Ernst & Young. Mr. Connor is a two-time recipient of the Homebuilder CFO of the Year award from Institutional Investor Magazine. Mr. Connor is currently on the Federal Reserve Bank of Philadelphia Economic and Community Advisory Council and the Advisory Council of Alex's Lemonade Stand Foundation. Mr. Connor is on the board at Holy Ghost Preparatory School and is a board member at Business Leaders Organized for Catholic Schools. Mr. Connor holds a BBA in Accountancy from the University of Notre Dame and is a Certified Public Accountant. Mr. Connor brings a wealth of experience in the home building industry, as well as extensive public company oversight, business experience and governance experience as a Chief Financial Officer of a public corporation.

Class I Directors (each continuing for a three-year term expiring at the 2024 Annual Meeting of Shareholders)

William S. Aichele
Director Since: 1990
Age: 72

William S. Aichele is currently Chair of the Boards of the Corporation and the Bank. He served as the Corporation's Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over fifty years of experience in the financial services industry with the Corporation. Mr. Aichele served on the board of the Federal Reserve Bank of Philadelphia, with his term expiring in December 2019. He currently serves on the Federal Reserve Bank of Philadelphia Presidents Advisory Council. Additionally, Mr. Aichele served the banking industry as a former board member of the Pennsylvania Bankers Association and Robert Morris Associates. Mr. Aichele also served in leadership roles on the boards of numerous community non-profit organizations. Mr. Aichele's background provides extensive knowledge of the banking industry, the local economy, businesses within the Bank’s operating region, as well as governance experience.

Suzanne Keenan
Director Since: 2020
Age: 58

Suzanne Keenan is a member of the Board of Trustees of North American Electric Reliability Corporation (NERC), chairing its Corporate Governance & Human Resources Committee (former chair of its Technology & Security Committee), whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the electric grid. Ms. Keenan has experience as a member of several advisory and volunteer boards and was a founding board member of Women in Tech Leadership, a Philadelphia-based networking organization. Ms. Keenan previously held the position of Chief Information Officer and Senior Vice President of Wawa, Inc., where she led and executed on IT strategy, IT security and process improvement methodology. She also held leadership positions at Comcast Cable, which included oversight of Comcast University and the establishment of Comcast's first talent management program focused on increasing diversity, and at PECO Energy Company, which included leading customer service, operations and marketing through deregulation. Ms. Keenan holds a Bachelor of Science Degree in Nuclear Engineering from Penn State University and a Master's Degree in Health Physics from the University of Pittsburgh. Ms. Keenan provides extensive experience in customer experience, change management, information technology, information security and regulatory oversight.

Thomas M. Petro
Director Since: 2016
Age: 64

Thomas M. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, fintech and tech-enabled business services. Mr. Petro most recently served as President and Chief Executive Officer of Fox Chase Bank from 2005 and Fox Chase Bancorp, Inc. (NASDAQ: FXCB) from its founding and initial public offering in 2006 until its acquisition by the Corporation on July 1, 2016. Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation (NASDAQ: NEPF) from 2003 until its acquisition in 2005. He served as Chairman of the Board of BizEquity from 2017 until its acquisition by American City Business Journals in 2019 and of OrthogenRx, Inc. from 2016 until its acquisition by Avanos Medical, Inc (NYSE: AVNS) in 2022. Mr. Petro also serves on the board of directors of Fintegra LLC, is a Board Member-in-Residence for Mach49 and serves on the board of directors of USA Nordic Sport, the national leadership organization for the ski jumping and Nordic combined Olympic programs. He is past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. He is a National Association of Corporate Directors (NACD) Board Leadership Fellow and is NACD Directorship Certified. Mr. Petro provides extensive experience in capital markets, regulatory oversight, leadership, governance and the operations of a financial institution. Mr. Petro qualifies as an audit committee financial expert.

Charles H. Zimmerman
Director Since: 2015
Age: 64

Charles H. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton, a role he has held for over 30 years. Dr. Zimmerman has served on the Board of Directors for the Clemens

Family Corporation since 2004 and currently serves as Lead Director. Dr. Zimmerman also serves as an executive consultant in the areas of leadership development and strategic effectiveness, and has developed a series of urban initiatives seeking to bring together for-profits, non-profits, urban churches and suburban communities in partnership for individual, family and community development. Dr. Zimmerman has been actively involved in church and corporate leadership and development and has extensive knowledge of the local economy and needs of the community.

Class III Directors (each continuing for a three-year term expiring at the 2025 Annual Meeting of Shareholders)

Todd S. Benning
Director Since: 2016
Age: 62

Todd S. Benning has over thirty-five years of experience in public accounting and is a Principal of DunlapSLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania, where he serves in the firm’s Accounting Services Department. Previously, Mr. Benning was a founding stockholder of Dunlap & Associates, PC, a certified public accounting and business consulting firm. Mr. Benning was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc., positions he held from 2005 until their acquisition by the Corporation on July 1, 2016. He served on the Fox Chase Bancorp, Inc. Audit Committee, Finance Committee, Nominating and Governance Committee and Compensation Committee. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting, finance and governance matters and small company management and qualifies as an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

Glenn E. Moyer
Director Since: 2015
Age: 71

Glenn E. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC, a consulting firm that provides advisory services to financial services companies. Mr. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015. During that period, Mr. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. Moyer served on the board of the FHLBank Pittsburgh until his term expired in December 2021. Mr. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and The Elverson National Bank. Mr. Moyer provides extensive experience in regulatory oversight, governance and the operations of a financial institution. Pursuant to the age limitation provisions in the Bylaws, Mr. Moyer will be retiring as a Director as of April 1, 2023.

Jeffrey M. Schweitzer
Director Since: 2013
Age: 49

Jeffrey M. Schweitzer currently serves as President and Chief Executive Officer and Vice Chair of the Board of the Corporation and Chief Executive Officer and Vice Chair of the Board of the Bank. Mr. Schweitzer has over twenty-five years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation's Chief Financial Officer from 2007 until his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. As President and Chief Executive Officer, Mr. Schweitzer has extensive knowledge of our daily operations and management. Mr. Schweitzer serves on non-profit boards in the Corporation's market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community. Additionally, Mr. Schweitzer serves on the Board of Directors of the Pennsylvania Bankers Association and also serves as the Federal Reserve Bank of Philadelphia's representative on the Federal Advisory Council.

Michael L. Turner
Director Since: 2015
Age: 66

Michael L. Turner has been a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007, and currently serves on the firm’s Diversity, Equity and Inclusion Committee. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until its acquisition by the Corporation on January 1, 2015. Mr. Turner was a founder and member of the Philadelphia law firm of Kelly, Jasons, McGuire & Spinelli from 1989 to 2007, serving as managing partner for five years. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. Mr. Turner provides general legal knowledge and extensive knowledge of the Southeast Pennsylvania business community.

Class III Directors (to retire as of the 2023 Annual Meeting of Shareholders)

Roger H. Ballou
Director Since: 2016
Age: 71

Roger H. Ballou was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc, positions he held from 2005 until their acquisition by the Corporation on July 1, 2016. Mr. Ballou served until January 2011 as the President and Chief Executive Officer and a Director of CDI Corporation (NYSE: CDI). Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou served as the Lead Independent Director of RCM Technologies, Inc. (Nasdaq: RCMT) until his retirement in December 2022 and previously served as the Chairman of the Board of Directors and Director of Loyalty Ventures, Inc. (Nasdaq: LYLT). Mr. Ballou is the Chairman of the Board of Directors of Bread Financial Holdings (NYSE: BFH). Mr. Ballou's background as President and Chief Executive Officer of a public corporation provides extensive public company oversight and business experience, as well as governance experience.

The table below provides the composition of our board members and nominees. Under NASDAQ rules, each NASDAQ-listed company must have, or explain why it does not have, at least two members of its Board of Directors who are "Diverse," including (1) at least one Diverse director who self-identifies as Female; and (2) at least one Diverse director who self-identifies as an "Underrepresented Minority" or LGBTQ+. Diverse means an individual who self-identifies as female, an Underrepresented Minority, or LGBTQ+. Each of the categories listed in the below table has the meaning as it is used in NASDAQ Rule 5605(f).

	Board Diversity Matrix
	As of December 31, 2022
Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	10	—	—

Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

	Board Diversity Matrix
	As of December 31, 2021
Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	10	—	—

Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

The following information is provided with respect to the Executive Officers of the Corporation not serving as a Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	55	Senior Executive Vice President and Chief Operating Officer of the Corporation, President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position).	2015
Brian J. Richardson	40	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016, most recently as Director of Finance prior to his current position).	2019
Megan D. Santana	47	Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016 as General Counsel prior to her current position).	2018
Patrick C. McCormick	45	Executive Vice President and Chief Credit Officer of the Bank. Prior to joining the Bank, he was Chief Credit Officer at WSFS Bank.	2022

Security Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each Director, each nominee for Director, each Named Executive Officer, and all Directors and executive officers as a group as of February 10, 2023.

Name	Number of Shares*	Percent
William S. Aichele	143,786	**
Roger H. Ballou	11,253	**
Joseph P. Beebe	7,948	**
Todd S. Benning	39,409	**
Martin P. Connor	20	**
Suzanne Keenan (1)	14,857	**
Glenn E. Moyer	17,391	**
Natalye Paquin	16,404	**
Thomas M. Petro (2)	56,010	**
Jeffrey M. Schweitzer (3)	133,134	**
Michael L. Turner	27,157	**
Robert C. Wonderling	14,441	**
Charles H. Zimmerman	12,218	**
Michael S. Keim (4)	75,111	**
Patrick C. McCormick (5)	3,000	**
Brian J. Richardson (6)	17,426	**
Megan D. Santana (7)	24,151	**

All Directors and Executive Officers as a Group (17 persons)	613,716	2.10%

*	The shares "Beneficially owned" includes shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. No securities are pledged as collateral or security. The table includes beneficially owned shares and options to purchase shares or restricted stock units that will vest within 60 days of February 10, 2023.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 3,000 shares owned by members of Ms. Keenan's family.
(2)	Includes 44 shares owned by members of Mr. Petro's family.
(3)	Includes 69,240 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(4)	Includes 35,016 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(5)	Includes 3,000 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(6)	Includes 9,922 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.
(7)	Includes 11,118 shares which may be acquired by the exercise of vested stock options and the vesting of restricted stock units.

The following table provides information about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock as of February 10, 2023. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares	Percent
Blackrock, Inc. (1)	3,139,292	10.70
FMR LLC (2)	2,289,976	7.83
Dimensional Fund Advisors LP (3)	2,184,264	7.50
Pzena Investment Management, LLC (4)	1,641,462	5.61
The Vanguard Group (5)	1,516,635	5.19

(1)	Information is derived from a Schedule 13G amendment filed with the SEC on January 24, 2023. The principal business office for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information is derived from a Schedule 13G amendment filed with the SEC on February 9, 2023. The principal business office for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Information is derived from a Schedule 13G amendment filed with the SEC on February 10, 2022. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.
(4)
Information is derived from a Schedule 13G amendment filed with the SEC on January 27, 2023. The principal business office for Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022.

(5)	Information is derived from a Schedule 13G amendment filed with the SEC on February 9, 2023. The principal business office for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

The Board, the Board's Committees and Their Functions

The Corporation's Board met seven times during 2022. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on Director attendance at Annual Meetings of Shareholders, all Directors are encouraged to attend the Annual Meeting of Shareholders. In 2022, the annual shareholders meeting was hybrid and all Directors were in attendance. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:
Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, Pennsylvania 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a Director or any of the Director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our Directors or Executive Officers.
For more information, see "Related Party Transactions."

Board of Director Committees as of February 10, 2023

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Roger H. Ballou	X	Chair	—
Joseph P. Beebe	X	X	—
Todd S. Benning	Chair	—	—
Suzanne Keenan	—	—	X
Glenn E. Moyer	—	X	X
Natalye Paquin	—	—	—
Thomas M. Petro	X	—	—
Jeffrey M. Schweitzer	—	—	—
Michael L. Turner	—	—	X
Robert C. Wonderling	—	X	—
Charles H. Zimmerman	X	X	Chair

Audit Committee

The Audit Committee of the Board met five times during 2022. The responsibilities of the Audit Committee include: annual selection of the Corporation's independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm of the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm of the effectiveness of accounting and financial controls, and interim and annual financial reports. The Audit Committee also oversees the Corporation's whistleblower process and receives quarterly reports of any whistleblower complaints. During 2022, no whistleblower complaints were received. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning serves as Chair of the Audit Committee. The Board has determined that each of Messrs. Ballou, Beebe, Benning, and Petro meets the requirements adopted by the SEC for qualification as an audit committee financial expert.

The Board maintains an Audit Committee Charter and Audit and Non-Audit Services Pre-Approval Policy. The Audit Committee Charter may be found on the Corporation's Web Site: www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE
The Corporation's management is responsible for the Corporation's internal control over financial reporting. The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Corporation's internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Corporation's internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm's independence from the Corporation and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Corporation's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting process.
In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Corporation's management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Corporation's financial statements with U.S. generally accepted accounting principles. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Corporation's financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Corporation's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Corporation's independent registered public accounting firm is "independent."
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Roger H. Ballou
Joseph P. Beebe
Thomas M. Petro
Charles H. Zimmerman

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation's annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All of the fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures.

	2022	2021
Audit Fees	$1,063,200	$992,000
Audit Related Fees (1)	287,686	79,567
All Other Fees (2)	1,780	1,780
Total Fees	$1,352,666	$1,073,347

(1)	2022 includes incremental audit fees related to the November 2022 Subordinated Debt Offering.
(2)	Represents the annual charge for a web-based accounting research tool.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to us prohibited by law or regulation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2022 Performance Summary

•Profitability Metrics:
•Return on average assets of 1.12%
•Return on average shareholders' equity of 10.13%
•An efficiency ratio of 62.4%
•Pre-tax pre-provision income less net charge-offs ("PTPP-NCO") of $104.7 million increased $16.4 million, or 18.5%, compared to 2021 (excluding Paycheck Protection Program ("PPP") activity)
•Top Line Revenue Growth
•Achieved organic loan portfolio growth of $842.8 million, or 16.0% (excluding PPP loans).
•Increased net interest income by $44.2 million, or 25.5% (excluding PPP loan activity), driven by strong loan growth and asset sensitive balance sheet in the rising interest rate environment.
•Total revenue of $295.4 million increased $39.4 million, or 15.1%, compared to 2021 (excluding PPP activity).

•Digitally Delivering Univest
•Over the past several years, we have made investments in technology platforms to deliver a superior digital experience. Significant progress has been made on building the necessary operational environment.
•The work being done allows for enhanced access to data which lays the foundation to better know our customers, personalize their experiences and inform recommendations, which will generate leads and drive revenue.
•We have made significant advances towards our goal of transitioning from mass, general messaging to personalized communications that deliver timely and relevant messages tailored to a customer's needs. We continue to use automation to engage with new customers and cross-sell our products.
•We also continued to make progress on creating a fully digital, end-to-end commercial loan origination system. New features will focus on driving consistency, increasing productivity, centralizing data collection, and providing additional tools for risk management and compliance.
•We partnered with Amount Small Business which will allow customers to apply for small business credit and open commercial deposit accounts online.
•We introduced a new Treasury Management online banking portal and successfully migrated all customers. The new portal improves the client experience by serving as a central place for a customer's Treasury Management needs and offering enhanced merchant services including advanced POS systems for inventory management and virtual terminals with billing and invoicing capabilities. Treasury Management continues to be an important part of driving fee income and deepening customer relationships.
•On the consumer side, we introduced a new system for originating and closing unsecured loans and lines of credit which enables automated decision making and faster turn times. This system has been integrated into the Univest website and mobile app and is also being used by the Consumer Services team in our Financial Centers. Previously, it would take an average of 20 days for a customer to receive funds, with this new system, customers can have their money in three days.
•Our consumer customers continued to embrace our digital solutions and we saw a 95% retention rate of active online and mobile users as well as a 71% increase in mobile wallet enrollment. Digital adoption also increased for online bill pay, Remote Deposit Anywhere and Zelle.

•Other Notable Accomplishments
•In 2022, we announced our expansion into two new markets, the Maryland region and the Western Pennsylvania region. During the year, key team members have been added in each market and we secured two regional offices in each market which are expected to open in the first half of 2023.
•In 2022, we opened a new training center and provided more than 17,000 hours of training to our employees as well as an additional 6,000 hours of compliance training. Expanded course offerings included sessions on emotional intelligence and performance communication.
•Over the course of the year, we executed on our strategic plan around diversity, equity and inclusion, which is also an important part of our culture. All Univest employees and members of the Corporation's Board completed a full-day, in-person learning session on unconscious bias, which was facilitated by volunteers from across the organization. Moving forward, this session will be included during new hire orientation.

•Our Agricultural Lending team maintained its ranking as the second largest in Pennsylvania and improved its national ranking, moving up two spots to the 40th largest agricultural lender according to the American Banking Association.
•Univest Capital, our equipment finance division, had a milestone year surpassing $100 million in originations for the first time in company history. Year-over-year lease receivables grew by 14.5% to $211.3 million, and originations were up 10%. Originations in key vertical markets like golf/turf, commercial & industrial and medical all experienced double-digit growth. The replacement of the core operating system added self-service functionality to Capital's customers leading to improved efficiency.
•The Mortgage Banking division had a very strong year despite rising interest rates closing $670 million of residential mortgages and $100 million in consumer loans. Residential purchase activity and new construction loans were up significantly year-over-year and consumer loans increased 20%.
•Girard, a Univest Wealth Division, navigated a difficult market environment by efficiently managing the business and delivering an exceptional client experience, which resulted in maintaining a 97% client retention rate. In addition, 90 new households were brought on as clients and net new assets under management and supervision totaled $233 million. The division ended 2022 with $4.2 billion in assets under management and supervision. Operational improvements included a custodial conversion to Fidelity for our Trust business and moving MeetGirard.com to the Salesforce Experience Cloud platform, which provides the foundation for lead generation and personalized marketing.
•Overall revenue for Univest Insurance grew by 17.3% aided by the acquisition completed in December 2021 of the Paul I. Sheaffer Insurance Agency, a full-service firm providing insurance solutions to businesses and individuals in Central Pennsylvania.

2022 Compensation Summary

•Salaries: 2022 salary increases for the Named Executive Officers, which became effective as of January 1, 2022, ranged from 6.1% to 13.9%.

•Annual Incentive: During 2022, our performance goals were achieved at "above target" performance levels; therefore, the corporate performance portion of the annual incentive was paid out at 131.6% of target (see "Annual Incentives" for additional discussion).

•Equity: Named Executive Officers were granted two forms of equity: (1) 70% of the total award was performance-based restricted stock units and (2) 30% was service-based restricted stock units.

•Granted performance-based restricted stock units and service-based restricted stock units based on a percentage of the Named Executive Officer's base salary.
•Performance-based restricted stock units cliff vest after three years if we meet certain targets related to: (1) relative three-year average PTPP-NCO return on average assets ("PTPP-NCO ROAA") compared to the Board approved peer group for the three years ending December 31, 2024; and (2) earnings compared to an internally developed cumulative PTPP-NCO target for the three-year period ended December 31, 2024.
•Service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of the grant. Mr. McCormick became an employee of the Corporation on March 31, 2022 and was granted service-based restricted stock units on April 4, 2022, which will vest in three equal annual installments beginning on March 15, 2023, which aligns his vesting dates with the vesting dates of the other Named Executive Officers.

The Compensation Committee considers feedback from our shareholders in making compensation determinations. At the 2022 Annual Meeting, 97.5% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interests and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee reviewed the design and operation of our incentive compensation arrangements for all employees, including our Named Executive Officers, to determine whether the arrangements might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's executive compensation program is designed to:

•    Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation's Mission Statement, Core Values and Vision Statement: "To be the best integrated financial solutions provider in the market." This key statement is critical in keeping us focused on our short-and long-term goals for the success of the Corporation.

•    Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the Named Executive Officers with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we align the interests of management with those of our shareholders and other stakeholder groups.

•Pay salaries near the 50th percentile of the market (although exact positioning varies by each individual's experience and responsibilities).

•Award cash incentives and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individual's experience and responsibilities).

•    Support the Corporation's management development and succession plans.

•    Create a mutuality of interest between the Named Executive Officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•    Require the Named Executive Officers to acquire substantial levels of ownership of the Corporation's stock in order to better align Executive Officers' interests with those of the shareholders.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the Compensation Committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual Named Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance and factors unique to each Named Executive Officer. Base salaries are generally adjusted annually and are in effect for the period January 1 through December 31. The Compensation Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value.

The Compensation Committee engaged McLagan, a part of the Human Capital Solutions practice of Aon plc, to assist it in reviewing its executive compensation program for 2022. McLagan is an independent compensation consulting firm that reports directly to the Compensation Committee. The analysis provided by McLagan for 2022 includes, but is not limited to, an assessment of the Univest executive compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short- and long-term incentive arrangements (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of our compensation programs and serves as a foundation for future compensation decisions. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and members of the Compensation Committee; (v) any company stock owned by the consultants; and (vi) any business or personal relationships between our Named Executive Officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan involved in the engagements did not raise any conflict of interest.

In determining compensation for our Named Executive Officers, the Compensation Committee uses market information from a peer group. For 2022, McLagan was engaged to assist the Compensation Committee in identifying a peer group of comparable financial institutions and then provide the market information for that peer group. The Corporation's 2022 peer group was developed based on a balanced assessment across a range of criteria, including total revenue, asset size, business model, and geographic location. The resulting 2022 peer group consisted of the following 22 financial institutions:

1st Source Corp.	Northwest Bancshares, Inc.
Bryn Mawr Bank Corp.	Park National Corp.
Community Trust Bancorp Inc.	Peapack-Gladstone Financial
Financial Institutions Inc.	Peoples Bancorp Inc.
First Busey Corp.	QCR Holdings Inc.
First Commonwealth Financial	S&T Bancorp Inc.
First Mid Bancshares	Sandy Spring Bancorp, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Lakeland Financial Corp.	Tompkins Financial Corporation
Midland States Bancorp Inc.	Washington Trust Bancorp Inc.
NBT Bancorp Inc.	WSFS Financial Corp.

    In December 2021, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2022. The Compensation Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2022, which was also approved by the full Board of Directors. Increases in base salary compensation for 2022 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant.

BASE SALARY COMPENSATION FOR 2022

    The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executive officers who are currently employed in similar positions at companies similar to the Corporation in both size (primarily on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies in the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Below outlines the increases in base salary compensation for 2022 approved by the Compensation Committee (and by the Board of Directors for CEO Jeffrey M. Schweitzer):

Executive	2022 ($)	2021 ($)	Base Salary Increase
Jeffrey M. Schweitzer	775,000	700,000	10.7%
Michael S. Keim	500,000	470,000	6.4%
Brian J. Richardson	410,000	360,000	13.9%
Megan D. Santana	350,000	330,000	6.1%
Patrick C. McCormick (1)	337,500	—	N/A
(1) Mr. McCormick became an employee of the Corporation as of March 31, 2022 and his base salary was established at the time of his hiring. The 2022 base salary for Mr. McCormick has been annualized. Mr. McCormick's earned salary for 2022 was $253,125 based on his date of hire.

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward the Named Executive Officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Richardson and McCormick and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (Pre-tax pre-provision income ("PTPP"), PTPP return on equity, efficiency ratio, non-performing assets to total assets and net charge-offs/average loans and leases); and 20% on individual performance to reinforce the critical focus of our Named Executive Officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation Plan occurs during March following the performance year.

The Annual Incentive Compensation Plan provides for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by the Named Executive Officer, as a percentage of base salary, based on performance as compared to target. The fourth and fifth columns provide the actual incentive award paid for 2022 as a percentage of base salary and actual dollar amount. The 2022 payout was interpolated based on actual results compared to threshold, target and optimum. Also, no payout will be made if annual ROAA is less than 50 basis points, adjusting for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.).

Executive	Threshold (Paid at 40% of Target)	Target Achieve 100% of Target	Optimum (Paid at 150% of Target )	Actual Award (%) of Base Salary	Actual Award ($)
Jeffrey M. Schweitzer	22.0%	55.0%	82.5%	74.4%	576,506
Michael S. Keim	16.0%	40.0%	60.0%	54.1%	270,501
Brian J. Richardson	16.0%	40.0%	60.0%	50.1%	205,411
Megan D. Santana	16.0%	40.0%	60.0%	50.1%	175,351
Patrick C. McCormick	14.0%	35.0%	52.5%	43.8%	147,952

The Corporation's financial targets set by the Compensation Committee for 2022 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight (1)	Threshold	Target (Plan)	Optimum	Actual (2)
PTPP	25.0%	$74,649	$93,311	$111,974	$107,817
PTPP Return on Average Equity	15.0%	9.42%	11.78%	14.13%	13.98%
Efficiency Ratio	15.0%	67.7%	65.2%	62.7%	62.8%
Relative NPAs to Total Assets (3)	15.0%	0.65%	0.40%	0.15%	0.48%
Relative Net Charge-offs/Average Loans and Leases (4)	10.0%	0.13%	0.08%	0.04%	0.05%
Total Corporate Performance	80.0%

(1) Represents percentage of individual's total target incentive compensation award.
(2) Adjusted to exclude the income statement impact of PPP loans, BOLI death benefit claims and restructuring charges. These adjustments were approved by the Compensation Committee as they were not included in original "Target (Plan)."
(3) Performance for the NPAs to Total Assets metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $2 billion and $10 billion. The Target (Plan) performance level shown in the table above reflects the median of the peer group, while Threshold and Optimum are set equal to 25 basis points above and below this Target (Plan) level, respectively. Peer group and the Corporation's data are measured as of September 30, 2022.
(4) Performance for the Net Charge-offs/Average Loans and Leases metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $2 billion and $10 billion. The Target (Plan) performance level shown in the table above reflects the average of the peer group, while Threshold and Optimum are set equal to 50% below and above this Target (Plan) level, respectively. Peer group and the Corporation's data are measured for the twelve-month period ended September 30, 2022.

The individual performance component is recommended by the Chief Executive Officer or the Compensation Committee, as applicable. When considering the recommendations, the Compensation Committee considers the individual's contribution to achievement of strategic initiatives critical to the Corporation's performance in 2022 and beyond. For 2022, the Compensation Committee determined the individual performance component for Messrs. Schweitzer and Keim should be paid out at Optimum due to their strong leadership related to our expansion into Western Pennsylvania and Maryland and our digital transformation initiative.

As a result of corporate performance (paid out at 131.6% of the original payout target) and the individual performance component, an aggregate cash bonus was paid to Messrs. Schweitzer and Keim at 135.3% of the targeted payout level for 2022 and to Messrs. Richardson and McCormick and Ms. Santana at 125.3% of the targeted payout level for 2022.

LONG-TERM INCENTIVES

    Stock-Based Compensation

Prior to 2019, the long-term incentive program consisted primarily of stock options, service-based restricted stock grants and performance-based restricted stock awards that vested based on the Corporation's performance compared to its selected peers and internally developed earnings per share targets. In December 2018, the Corporation's Board of Directors approved an Amended and Restated Univest 2013 Long-Term Incentive Plan, which permits the issuance of restricted stock units ("RSUs"). Beginning in 2019, the Corporation issued a combination of performance-based and serviced-based RSUs instead of restricted stock awards and stock options for annual equity awards to Named Executive Officers and non-employee Directors. An employee has no ownership rights and no rights to dividends until the RSUs vest. The 2013 Long-Term Incentive Plan expires in 2023 and, therefore, we are seeking shareholder approval of a 2023 Equity Incentive Plan at the Annual Meeting to allow us to continue to use equity as a component of our executive compensation program.

The purpose of the program is to align management's interests with those of our shareholders, promote employee retention and also to ensure management's focus on the long-term stability and performance of the Corporation.

The purpose of the Amended and Restated 2013 Long-Term Incentive Plan is to enable employees and non-employee Directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; and (iii) have a mutuality of interest with other shareholders. The plan also enables the Corporation to attract, retain and motivate key employees. Participation in the Amended and Restated Univest 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Compensation Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, restricted stock awards and/or restricted stock units. As of December 31, 2022, there were 2,253,706 shares available for future grants. However, no additional shares will be granted under the 2013 Long-Term Incentive Plan upon the expiration of the plan and the approval of the 2023 Equity Incentive Plan. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.) consistent with the terms of the plan.

Upon a change in control: (i) any stock awards or restricted stock units outstanding for at least six months and any stock options awarded which have been held for at least six months will become fully vested and exercisable; (ii) restrictions applicable to any restricted stock award lapse and such shares become fully vested; (iii) the value of all outstanding stock options and restricted stock awards or restricted stock units will be cashed out on the basis of their fair market value; and (iv) any outstanding long-term performance awards will vest and be paid out based on the prorated target results for the performance periods in question.

    2022 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock units and service-based restricted stock units; 70% of the targeted fair value of the awards is performance-based restricted stock units and 30% of the targeted fair value is service-based restricted stock units.
Performance-based restricted stock units were granted on March 15, 2022 based on the Target level of performance as detailed below. The performance-based restricted stock units will vest on March 15, 2025, provided certain performance metrics are met that evaluate the Corporation's performance compared to (i) the S&P United States SmallCap Banks (Industry Group) Index ("Select Peer Group") with respect to three-year average PTPP-NCO ROAA and (ii) the three-year PTPP-NCO target as set in the Corporation's strategic plan. No vesting will occur if the three-year average PTPP-NCO ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.)

Service-based restricted stock units were granted on March 15, 2022 and vest in three equal annual installments beginning on the first anniversary of the date of the grant. Mr. McCormick's April 4, 2022 grant vest in three equal annual installments beginning on March 15, 2023.

The following table shows the vesting of performance-based awards with more shares vesting if performance exceeds the Target level of performance and fewer shares vesting if performance is short of the Target level of performance. The Target level of performance is defined as ranking in the 50th percentile of PTPP-NCO ROAA performance compared to its Select Peer Group and achieving a targeted cumulative 2022 to 2024 PTPP-NCO adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.) both weighted at 50%.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
PTPP-NCO	80% of Target	Target	120% of Target
On March 15, 2022, the Compensation Committee approved the following grants of performance-based restricted stock units to the Named Executive Officers:

	Number of Units			Grant Date Fair Value ($) (a)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	5,769	11,538	17,307	162,743	325,487	488,230
Michael S. Keim	3,101	6,202	9,303	87,479	174,958	262,438
Brian J. Richardson	2,289	4,578	6,867	64,573	129,145	193,718
Megan D. Santana	1,954	3,908	5,862	55,122	110,245	165,367
(a) Based on the closing price of the Common Stock of $28.21 on the date of grant.

The granting of service-based restricted stock units is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2022, the Compensation Committee approved the granting of service-based restricted stock units to Messrs. Schweitzer, Keim, Richardson and Ms. Santana. Mr. McCormick became an employee of the Corporation on March 15, 2022 and was granted service-based restricted stock units on April 4, 2022.

Executive	Service-Based Restricted Stock Units Granted (a)	Grant Date Fair Value ($) (b)
Jeffrey M. Schweitzer	4,947	139,555
Michael S. Keim	2,661	75,067
Brian J. Richardson	1,962	55,348
Megan D. Santana	1,677	47,308
Patrick C. McCormick	9,000	239,850
(a) The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant or beginning on March 15, 2023 for Mr. McCormick.
(b) Based on the closing price of the Common Stock of $28.21 on the date of grant for Messrs. Schweitzer, Keim, Richardson and Ms. Santana, and $26.65 on the date of grant for Mr. McCormick.

Vesting of 2020 Performance-Based Restricted Stock Units

During 2020, the Corporation granted its Named Executive Officers performance-based restricted stock units as detailed in the following chart. On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the March 15, 2020 Performance-Based Restricted Stock Unit grant to change the relative performance metric from three-year average Return on Average Assets to a relative three-year average PTPP-NCO ROAA metric. The modification did not result in a change to the number of target shares granted.

Executive	# of Target Units Granted
Jeffrey M. Schweitzer	14,161
Michael S. Keim	8,614
Brian J. Richardson	4,540
Megan D. Santana	4,201
Patrick C. McCormick (1)	—
(1) Mr. McCormick was not an employee of the Corporation at the time of this grant.

The 2020 performance-based restricted stock units will vest on March 15, 2023 based on the Corporation's performance compared to (i) the Select Peer Group with respect to the three-year average PTPP-NCO ROAA and (ii) an internally determined cumulative earnings per share target for the three years ended December 31, 2022, as determined at the date of the grant which was approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
Three Year Cumulative EPS Performance	$5.35	$6.68	$8.02

Actual results for the three-year PTPP-NCO ROAA analysis were adjusted for certain non-recurring items such the Paul I. Sheaffer Insurance, Inc. acquisition, BOLI death benefit claims, the performance-based restricted stock modification benefit in 2020, restructuring charges, certain long-term debt extinguishment charges, digital transformation expenses and costs associated with our expansion into Western Pennsylvania and Maryland. The PTPP-NCO ROAA, as adjusted, for the three-year period ended December 31, 2022 was 1.56%, which ranked 115th of 233 Peer Banks (that had reported results as of February 10, 2023), or at the 50.6 percentile, which is above the 50th percentile target. This provided for a vest rate of 101.3% of shares for the PTPP-NCO ROAA test.

Actual results for the three-year cumulative earnings per share analysis were adjusted for certain non-recurring items such as Paycheck Protection Program loans, the Paul I. Sheaffer Insurance, Inc. acquisition, BOLI death benefit claims, the performance-based restricted stock modification benefit in 2020, restructuring charges, certain long-term debt extinguishment charges, treasury stock purchases, digital transformation expenses and costs associated with our expansion into Western Pennsylvania and Maryland. Earnings per share, as adjusted, for the three years ended December 31, 2022 were $6.70, which was above target and provided for a vest rate of 100.7% of shares for the earnings per share test.

    Based on the above analysis, the vest rate for the 2020 performance-based restricted stock was 101.0% and each Executive will receive 101.0% of the target shares identified in the above table.

Dividends on Unvested Equity Awards

Prior to 2019, Named Executive Officers and non-employee directors had ownership rights and rights to dividends on all restricted stock awards granted even if those shares had not yet vested. However, beginning in 2019, when annual equity grants were issued in restricted stock units instead of restricted stock awards and stock options, the Corporation's treatment of dividends on unvested equity awards was also amended. As a result, Named Executive Officers and non-employee directors no longer have ownership rights or rights to dividends on unvested equity awards. Dividend equivalents for unvested restricted stock units will be accrued by the Corporation over the vesting period and paid out in cash when the underlying shares are issued based on the number of restricted stock units that have vested.

RETIREMENT BENEFITS AND OTHER COMPENSATION

Pension Plan

    Univest provided a tax-qualified pension plan to all employees hired prior to December 8, 2009. Effective December 31, 2009, the benefits previously accrued under the pension plan were frozen and the plan was amended and converted into a cash balance pension plan with participants not losing any pension benefits already accrued. For purposes of this proxy statement, we refer to the plan as the "Pension Plan." The Pension Plan is a noncontributory retirement plan covering substantially all employees of the Corporation who have completed one year of service and attained age 21. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is administered by the Plan Administrative Committee appointed by the Board of Directors of the Corporation. The Bank serves as the Trustee of the Plan. The Trustee is responsible for the investments of the Plan. The Trustee has full discretionary authority for the purchase and sale of investments. As a cash balance pension plan, employer contributions to the Pension Plan are based on the funding requirements under the provisions of the Internal Revenue Code and ERISA. No contributions to the Pension Plan are required or permitted by the participants.
    The normal retirement date under the Pension Plan is the first day of the month coincident with or next following the date on which the participant's 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to

20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    As a cash balance pension plan (after December 31, 2009), benefits under the plan are credited to participant's accounts based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

    Additionally, annually the employees' accounts are credited with a guaranteed return of the ten-year Treasury note rate plus 1%, but in no event less than 2% nor more than market rate of return. To not penalize long-term employees of the Corporation, for employees over the age of 55 and with more than 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the defined benefit portion of the Pension Plan (i.e., the formula in effect prior to December 31, 2009) or the new cash balance component of the plan.
    Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant's early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a non-decreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant's early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant's accrued benefit payable at the participant's normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant's age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
    Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of credited service, at which time they became fully vested in their accrued benefits. Participants are not vested in the benefits accrued after December 31, 2009 under the cash balance portion of the plan until they complete three years of credited service, at which time they become fully vested in the benefits accrued under the cash balance portion of the plan.
    A vested participant who dies before the annuity starting date and who has a surviving spouse will have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.
    While the Corporation has not expressed any intent to do so, the Pension Plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the Pension Plan, the plan provides that the net assets of the plan will be allocated among the participants in the order provided for under ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the Pension Plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (the "PBGC") up to specified limitations.
    Should the Pension Plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants' benefits. Whether a particular participant's accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
Deferred Salary Savings Plan
On an elective basis, employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (the "DSSP"). In 2022, participants could defer up to $20,500 if under age 50 and $27,000 if at least age 50 by December 31. After employees complete six months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's deferred salary. All contributions are invested via a trust. The matching contributions vest at 50% at the end of two years of service, 75% at the end of three years of service, and 100% at the end of four years of service. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are distributed from the plan.

Other Benefits and Perquisites

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the Named Executive Officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain Named Executive Officers with personal tax preparation services. These services are provided by a certified public accounting firm other than Univest's independent registered public accounting firm, KPMG LLP.

OTHER EXECUTIVE COMPENSATION PRACTICES

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the Named Executive Officers with those of the shareholders, the Board of Directors maintains minimum stock ownership guidelines for the Named Executive Officers. Below are the minimum required holdings for the Named Executive Officers as of December 31, 2022.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Brian J. Richardson	2.5x
Megan D. Santana	2.5x
Patrick C. McCormick	2.0x

The ownership requirements vary based upon the category of the Executive Incentive Plan in which the Executive Officer is placed. These ownership requirements must be met within five years of entering the plan. If an individual is promoted to a new category, the individual will have three additional years in which to achieve the new ownership requirement. Each Named Executive Officer who has been an executive officer for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements outlined in the table above:
•All shares held by the employee or their spouse;
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the employee's 401(k) plan (i.e., the DSSP); and
•Shares held in trust for the benefit of the employee or their immediate family members.

Insider Trading Policy

The Corporation maintains an Insider Trading Policy ("Policy") that applies to its Directors and the Named Executive Officers. The Policy, among other matters, prohibits the following activities associated with the Common Stock:
•Trading on material, non-public information;
•Trading during designated black-out periods;
•Hedging of Common Stock;
•Pledging of Common Stock in a margin account; and
•the short selling of Common Stock.

The Corporation will also adhere to certain provisions contained in the Policy regarding the timing of grants under the 2023 Equity Incentive Plan. Those policies are set forth in the 2023 Equity Incentive Plan.

Clawback Provision on Incentive Compensation

If an accounting restatement occurs due to a material error, whether due to intentional fraud or "no fault," incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance-

based restricted stock and stock units, will be recovered, to the extent of the financial impact of the error, from all SEC reporting officers who were SEC reporting officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual's name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Change In Control Agreements

The Corporation has entered into change in control agreements (the "Agreements") with certain executive officers, including all of the Named Executive Officers. The Agreements with terms ending on December 31, 2023, with automatic one-year renewals thereafter absent notice of non-renewal from any party.

In the event a Named Executive Officer's employment is terminated during the term of the Agreement, during the period from nine months prior to or one year after a "change in control," either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason" described below, the Corporation will pay the applicable Executive a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive Officer will receive continuation of medical insurance benefits for two years or a cash payment equal to the cost to obtain such benefits.

The specified events constituting "good reason" permitting an Executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in Executive's authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from the Executive's office on the date of the change in control (unless closer to Executive's residence); (iii) material diminution in the Executive's base salary; (iv) failure to provide the Executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

The Agreements contain non-competition and non-solicitation covenants that apply for six months in the event the Executive voluntarily terminates employment during the term of the Agreement (other than a voluntary termination for Good Reason following a Change in Control). Upon the payment of benefits under the Agreements, the non-competition and non-solicitation covenants apply for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. In the event payments and benefits provided to the Executive become subject to Sections 280G and 4999 of the Internal Revenue Code, and after considering the value of the non-competition and non-solicitation covenants, the payments will be reduced if the reduction would leave the executive financially better off on an after-tax basis than if the executive received the entire payment and was obligated to pay the excise tax under Section 4999 of the Internal Revenue Code.

IMPACT OF TAXATION ON THE FORM OF COMPENSATION

The Compensation Committee considers a variety of factors, including the Corporation's tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Corporation's compensation philosophy in structuring compensation programs and making compensation decisions. For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the "performance-based" compensation exception under 162(m) of the Internal Revenue Code and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of executive officers. In addition, the Tax Cuts and Jobs Act provides that any Named Executive Officer who was a covered employee in taxable years beginning on and after January 1, 2017 will continue to be a covered employee for all subsequent taxable years. As a result, the Corporation may no longer take an annual deduction for any compensation paid to an expanded number of covered employees in excess of $1 million per covered employee unless an exception applies.

    OVERVIEW OF BASE SALARY CHANGES FOR 2023

    2023 Base Salaries

In December 2022, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2023. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2023. Increases in base salary compensation for 2023 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant. The Chief Executive Officer's base salary was approved by the full Board of Directors in December 2022.

Below outlines the increases in base salary compensation for 2023 approved by the Compensation Committee:

Executive	2023 ($)	2022 ($)	Base Salary Increase
Jeffrey M. Schweitzer	806,000	775,000	4.0%
Michael S. Keim	520,000	500,000	4.0%
Brian J. Richardson	430,000	410,000	4.9%
Megan D. Santana	365,000	350,000	4.3%
Patrick C. McCormick (1)	347,500	337,500	3.0%
(1) Mr. McCormick became an employee of the Corporation on March 31, 2022. The 2022 base salary for Mr. McCormick has been annualized. Mr. McCormick's earned salary for 2022 was $253,125 based on his date of hire.

The increases for the Named Executive Officers were due to merit, growth and the increased size and complexity of the Corporation and the individual's related responsibilities. Base salaries are determined by considering the experience and responsibilities of the individual Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance of the individual Executive.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and growth in shareholder value.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this document for the year ended December 31, 2022 with the Corporation's management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Roger H. Ballou, Chairman
Joseph P. Beebe
Glenn E. Moyer
Robert C. Wonderling
Charles H. Zimmerman

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock awards are determined at grant date fair values, which may be worth more or less when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2022, 2021 and 2020, the compensation which the Corporation's and its subsidiaries' principal executive officer, principal financial officer and three next most highly compensated executive officers earned. This table should be read in conjunction with the "Compensation Discussion and Analysis" section of this document. These five individuals are referred to throughout this Proxy as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)(c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value ($) (e)	All Other Compensation ($) (f)	Total ($)
Jeffrey M. Schweitzer,	2022	775,000	465,042	576,506	—	25,551	1,842,099
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2021	700,000	419,991	483,301	19,129	26,257	1,648,678
	2020	665,000	664,397	329,600	27,346	26,107	1,712,450
Michael S. Keim,	2022	500,000	250,025	270,501	17,818	23,151	1,061,495
Senior Executive Vice President and Chief Operating Officer of the Corporation, President of the Bank	2021	470,000	235,005	236,002	16,123	24,234	981,364
	2020	445,000	403,578	160,407	15,770	24,084	1,048,839
Brian J. Richardson,	2022	410,000	184,493	205,411	—	15,801	815,705
Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2021	360,000	126,014	158,171	—	16,314	660,499
	2020	335,000	185,605	105,661	—	16,160	642,426
Megan D. Santana,	2022	350,000	157,553	175,351	—	15,701	698,605
Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2021	330,000	115,527	144,990	—	16,563	607,080
	2020	310,000	185,434	97,776	—	15,074	608,284
Patrick C. McCormick, (g)	2022	253,125	239,850	147,952	—	8,155	649,082
Executive Vice President and Chief Credit Officer of the Bank

(a) Salary for Mr. McCormick for 2022 is for the nine months ended December 31, 2022.
(b) The amounts for 2022 reflect the aggregate grant date fair value for restricted stock units granted, computed in accordance with ASC 718 and are based on the Corporation's stock price as of the date of grant, which was $28.21. The amounts for 2022 were calculated assuming that the performance conditions were satisfied at the target level. The amounts for 2021 reflect the aggregate grant date fair value for restricted stock units granted, computed in accordance with ASC 718 and are based on the Corporation's stock price as of the date of grant, which was $28.42. The amounts for 2021 were calculated assuming that the performance conditions were satisfied at the target level. The amount for 2020 reflects the aggregate grant date fair value for restricted stock units granted on March 15, 2020, computed in accordance with ASC 718 and is based on the Corporation's stock price as of the date of grant, which was $18.08, and the aggregate grant date fair value for performance-based restricted stock grant modifications executed on December 7, 2020, computed in accordance with ASC 718 and is based on the Corporation's stock price as of the date of modification, which was $19.80. The component of the 2020 amount related to the March 15, 2020 grant was calculated assuming that the performance conditions were satisfied at the target level. The component of the 2020 amount related to the December 7, 2020 modifications was calculated assuming that the modified performance conditions were satisfied at 79.8% for the 2018 awards, 118.5% for the 2019 awards, and 100.0% for the 2020 awards, which was the Corporation's expected value of the performance conditions as of the date of the modification.
(c) Assuming that the Corporation's performance during the measurement period for the performance-based restricted stock granted in 2022 result in a maximum vesting, and the service component of the awards is achieved, the Named Executive Officers would be entitled to receive the number of shares and corresponding dollar value shown below, which is based on the Corporation's stock price as of the date of grant, which was $28.21 on March 15, 2022. Mr. McCormick was not an employee of the Corporation at the time of grant for the performance-based restricted stock.

		Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Maximum (#)	Maximum ($)
Jeffrey M. Schweitzer	3/15/2022	17,307	488,230
Michael S. Keim	3/15/2022	9,303	262,438
Brian J. Richardson	3/15/2022	6,867	193,718
Megan D. Santana	3/15/2022	5,862	165,367
(d) Awards represent annual cash incentive awards paid in the first quarter of 2023 under our Annual Incentive Compensation Plan based on 2022 performance achievement. See "Executive Compensation - Compensation Discussion and Analysis - Annual Incentives" for a discussion of how these payments were calculated.
(e) The pension value for Mr. Schweitzer decreased $5,617 for 2022.

(f) Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, long-term disability insurance, expense allowances and personal tax preparation services. Includes an expense allowance for Mr. Schweitzer and Mr. Keim of $14,400 and $12,000, respectively, in 2022. The Corporation did not pay for personal tax preparation services in 2022 for Mr. Richardson, Mr. McCormick or Ms. Santana.
(g) Mr. McCormick became an employee of the Corporation on March 31, 2022.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant Date Fair Value of Stock Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer		170,500	426,250	639,375
	3/15/2022				5,769	11,538	17,307		325,487
	3/15/2022							4,947	139,555
Michael S. Keim		80,000	200,000	300,000
	3/15/2022				3,101	6,202	9,303		174,958
	3/15/2022							2,661	75,067
Brian J. Richardson		65,600	164,000	246,000
	3/15/2022				2,289	4,578	6,867		129,145
	3/15/2022							1,962	55,348
Megan D. Santana		56,000	140,000	210,000
	3/15/2022				1,954	3,908	5,862		110,245
	3/15/2022							1,677	47,308
Patrick C. McCormick		47,250	118,125	177,188
					—	—	—		—
	4/4/2022							9,000	239,850

(a)These columns illustrate the possible payouts for each Named Executive Officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis - Annual Incentives" of the document for the actual payouts made in 2022.
(b)The number of 2022 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over the next three years. Dividends are not paid on the service-based or performance-based restricted stock units until vest date based on the number of units that actually vest. The unvested units granted are not eligible for voting. See "Compensation Discussion and Analysis - Long-Term Incentives - Equity Grants" for further discussion.
(c)The 2022 service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant. Mr. McCormick's April 4, 2022 grant will vest in three equal annual installments beginning on March 15, 2023.
(d)Reflects the aggregate grant date fair value for performance-based restricted stock units and service-based restricted stock units granted on March 15, 2022, utilizing $28.21 per share, which equals the Corporation's stock price on the date of the grant and, for the performance-based restricted stock units granted on March 15, 2022, assuming performance conditions were satisfied at the target level for Messrs. Schweitzer, Keim and Richardson and Ms. Santana. Reflects the aggregate grant date fair value of service based restricted stock units granted on April 4, 2022, utilizing $26.65 per share, which equals the Corporations stock price on the date of the grant for Mr. McCormick.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2022

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	1/31/2014	955	—	—	18.78	1/31/2024	3/15/2020 (c)	—	—	14,303	373,737
	1/31/2015	9,000	—	—	18.52	1/31/2025	3/15/2020 (d)	2,023	52,861	—	—
	1/31/2016	13,622	—	—	19.68	1/31/2026	3/15/2021 (c)	—	—	10,344	270,289
	1/31/2017	12,277	—	—	28.15	1/31/2027	3/15/2021 (d)	2,956	77,240	—	—
	3/15/2018	13,933	—	—	28.50	3/15/2028	3/15/2022 (c)	—	—	11,538	301,488
							3/15/2022 (d)	4,947	129,265	—	—
Michael S. Keim (a)	1/31/2015	2,000	—	—	18.52	1/31/2025	3/15/2020 (c)	—	—	8,700	227,331
	1/31/2016	7,430	—	—	19.68	1/31/2026	3/15/2020 (d)	1,231	32,166	—	—
	1/31/2017	6,696	—	—	28.15	1/31/2027	3/15/2021 (c)	—	—	5,788	151,240
	3/15/2018	7,245	—	—	28.50	3/15/2028	3/15/2021 (d)	1,654	43,219	—	—
							3/15/2022 (c)	—	—	6,202	162,058
							3/15/2022 (d)	2,661	69,532	—	—
Brian J. Richardson	1/31/2017	1,500	—	—	28.15	1/31/2027	3/15/2020 (c)	—	—	4,585	119,806
	3/15/2018	2,090	—	—	28.50	3/15/2028	3/15/2020 (d)	649	16,958	—	—
							3/15/2021 (c)	—	—	3,102	81,055
							3/15/2021 (d)	888	23,203	—	—
							3/15/2022 (c)	—	—	4,578	119,623
							3/15/2022 (d)	1,962	51,267	—	—
Megan D. Santana	1/31/2017	2,522	—	—	28.15	1/31/2027	3/15/2020 (c)	—	—	4,243	110,870
	3/15/2018	2,787	—	—	28.50	3/15/2028	3/15/2020 (d)	600	15,678	—	—
							3/15/2021 (c)	—	—	2,844	74,314
							3/15/2021 (d)	814	21,270	—	—
							3/15/2022 (c)	—	—	3,908	102,116
							3/15/2022 (d)	1,677	43,820	—	—
Patrick C. McCormick							4/04/2022 (d)	9,000	235,170	—	—
(a)Includes both non-qualified and incentive stock options.
(b)Based on $26.13, the closing price of Univest's Common Stock on December 31, 2022.
(c)Performance-based restricted stock units ("PBRSU").
(d)Service-based restricted stock units ("SBRSU").

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/15/2020	PBRSU - 150% or less vests 3/15/2023 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2020	SBRSU - 33.3334% Vested in 2021; 33.3333% Vested in 2022 and 33.3333% Vests in 2023
3/15/2021	PBRSU - 150% or less vests 3/15/2024 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2021	SBRSU - 33.3334% Vested in 2022; 33.3333% Vests in 2023 and 33.3333% Vests in 2024
3/15/2022	PBRSU - 150% or less vests 3/15/2025 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2022	SBRSU - 33.3334% Vests in 2023; 33.3333% Vests in 2024 and 33.3333% Vests in 2025
4/4/2022	SBRSU - 33.3334% Vests in 2023; 33.3333% Vests in 2024 and 33.3333% Vests in 2025

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards		Stock Awards (a)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Jeffrey M. Schweitzer	—	—	13,164	371,356
Michael S. Keim	—	—	8,374	236,231
Brian J. Richardson	—	—	2,505	70,666
Megan D. Santana	—	—	3,291	92,839
Patrick C. McCormick (1)	—	—	—	—
(1) Mr. McCormick became an employee of the Corporation on March 31, 2022.
(a) The amounts shown under Stock Awards include the portion of prior year restricted stock units that vested during 2022.
(b) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	15.25	194,179	—
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	14.00	107,840	—
Brian J. Richardson (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Megan D. Santana (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Patrick C. McCormick (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
(a) Univest's pension plans are described in the "Compensation Discussion and Analysis - Retirement Plans." Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 13 to the Financial Statements included in Univest's Form 10-K for the year ended December 31, 2022.
(b) Messrs. Richardson and McCormick and Ms. Santana were hired after December 8, 2009, at which date the defined benefit pension plan was closed to new employees and the plan was converted to a cash-balance plan.
CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by applicable SEC rules, we are providing the following information:

In an effort to maintain comparability in the reported CEO Pay Ratio Disclosure, for 2022, Univest re-identified the median employee. We completed the following steps to identify the median employee and to determine the annual total compensation of our median employee and CEO:

1.We identified our employee population as of December 31, 2022, including all full-time, part-time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with our calendar year- end and allowed us to identify employees in a reasonably efficient manner.

2.To find the median employee (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2022. In making this determination, we did not make adjustments for employees who were employed on December 31, 2022 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

3.We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.After identifying the median employee, we added together all of the elements of such employee's compensation for 2022 in accordance with SEC requirements, resulting in annual total compensation of $76,448.

5.As reported in the Total column of our 2022 Summary Compensation Table, the annual total compensation for 2022 of Jeffrey M. Schweitzer, our President and CEO, was $1,842,099.

Based on this information, the ratio for 2022 of the annual total compensation of our President and CEO to the annual total compensation of our median employee is 24 to 1.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer ("PEO") and Non-PEO Named Executive Officers (referred to in this disclosure as the "NEOs") and Corporation performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year (a)	Summary Compensation Table Total for Jeffrey M. Schweitzer[1] (b) ($)	Compensation Actually Paid to Jeffrey M. Schweitzer[1,2,3] (c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] (d) ($)	Average Summary Compensation Actually Paid to Non-PEO NEOs[1,2,3] (e) ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted PTPP[5] ($ Millions)
					TSR (f) ($)	Peer Group TSR (g) ($)
2022	1,842,099	1,743,997	803,058	767,711	107.19	101.92	78.1	88.73
2021	1,648,678	2,090,595	691,258	837,966	119.04	124.84	91.8	87.45
2020	1,712,450	1,259,956	735,255	566,847	79.57	89.37	46.9	107.81
1.Jeffrey M. Schweitzer was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020 - 2021	2022
Michael S. Keim	Michael S. Keim
Brian J. Richardson	Brian J. Richardson
Megan D. Santana	Megan D. Santana
Duane J. Brobst	Patrick C. McCormick
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Corporation’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. The reduction to the PEO's pension value for 2022 reported in the footnote to the Summary Compensation Table is not included in this calculation. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for Jeffrey M. Schweitzer ($)	Exclusion of Change in Pension Value for Jeffrey M. Schweitzer ($)	Exclusion of Stock Awards for Jeffrey M. Schweitzer ($)	Inclusion of Pension Service Cost for Jeffrey M. Schweitzer ($)	Inclusion of Equity Awards for Jeffrey M. Schweitzer ($)	Compensation Actually Paid to Jeffrey M. Schweitzer ($)
2022	1,842,099	—	(465,042)	13,772	353,168	1,743,997
2021	1,648,678	(19,129)	(419,991)	12,804	868,233	2,090,595
2020	1,712,450	(27,346)	(664,397)	11,043	228,206	1,259,956

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Awards for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	803,058	(4,455)	(207,980)	2,649	174,439	767,711
2021	691,258	(11,846)	(142,462)	2,527	298,489	837,966
2020	735,255	(28,636)	(237,374)	2,595	95,007	566,847

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Jeffrey M. Schweitzer ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Jeffrey M. Schweitzer ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Jeffrey M. Schweitzer ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Jeffrey M. Schweitzer ($)	Total - Inclusion of Equity Values for Jeffrey M. Schweitzer ($)
2022	441,139	(68,093)	(19,878)	—	353,168
2021	451,025	332,549	83,185	1,474	868,233
2020	395,179	(136,286)	(37,949)	7,262	228,206

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	200,620	(20,832)	(5,349)	—	174,439
2021	152,989	119,183	25,888	429	298,489
2020	146,284	(42,151)	(11,205)	2,079	95,007

4. The Peer Group TSR set forth in this table utilizes the NASDAQ Bank Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Corporation and in the NASDAQ Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5. We determined adjusted pre-tax pre-provision income ("Adjusted PTPP") to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. Adjusted PTPP is a non-GAAP measure, and is defined as pre-tax income plus provision for credit losses and restructuring charges, and reduced by BOLI death benefits, and Paycheck Protection Program related activity. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Corporation’s cumulative TSR over the three most recently completed fiscal years.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted PTPP

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Adjusted Pre-Tax Pre-Provision Income during the three most recently completed fiscal years. Adjusted PTPP is a non-GAAP measure and is defined above under footnote 5 to the Pay-Versus-Performance Table.
Description of Relationship Between Company TSR and Peer Group TSR

The following chart our cumulative TSR over the three most recently completed fiscal years to that of the NASDAQ Bank Index over the same period.

Comparison of Cumulative TSR of Univest Financial Corporation (UVSP) and NASDAQ Bank Index
$150
$100
$50
TSR (FYE 2019 indexed to $100)
100
89.37
79.57
124.84
119.04
107.19
101.92
12/31/19
12/31/20
12/31/21
12/31/22
Univest Financial Corporation (UVSP) TSR
NASDAQ Bank Index TSR

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Corporation considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Pre-Tax Pre-Provision Income (PTPP)
Pre-Tax Pre-Provision Return on Equity
Efficiency Ratio
Net Charge-Offs / Average Loans and Leases vs. Peer Group
NPAs to Assets vs. Peer Group
Pre-Tax Pre-Provision NCO ROAA vs. Peer Group
3-Year Cumulative Earnings Per Share Performance

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

    Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, described in "Change in Control Agreements" on page 22. These effects of awards upon such triggering events are addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, the Defined Benefit Pension Plan, the Death Benefit Only Insurance Plan and the Split-Dollar Life Insurance Plan.
Change in Control Agreements

In the event that the employment of the Named Executive Officers is terminated subsequent to a "change in control" during the term of the Change in Control Agreements (described on page 25) either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason," the Corporation will pay the Named Executive Officer a lump-sum cash payment equal to the sum of (i) two times the highest annual base salary in effect on the date of termination of employment for the current and two preceding calendar years, and (ii) two times the applicable Executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable Executive after a "change in control" and assumes the employee is terminated for a reason other than cause (as defined in the Agreement) or the Executive terminates employment after the occurrence of a specified event of "good reason" on December 31, 2022.

Name	2x Multiple of Base Salary ($)	2x Multiple of Cash Bonus ($)	Two Years of Medical Insurance Benefits ($)	Total ($)
Jeffrey M. Schweitzer	1,612,000	926,271	26,863	2,565,134
Michael S. Keim	1,040,000	444,607	14,142	1,498,749
Brian J. Richardson	860,000	312,829	31,664	1,204,493
Megan D. Santana	730,000	278,745	31,664	1,040,409
Patrick C. McCormick (1)	695,000	147,952	9,054	852,006
(1) Mr. McCormick became an employee of the Corporation on March, 31, 2022, and as such, the cash bonus is based on one year of employment.

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2022:

Name			Restricted Stock Units
	Triggering Event	Life Insurance Benefit ($)	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Death (b) (c)	600,000	32,326	844,678
	Disability (b)	N/A	32,326	844,678
	Change in Control	N/A	45,969	1,201,170
Michael S. Keim	Death (b) (c)	500,000	18,655	487,455
	Disability (b)	N/A	18,655	487,455
	Change in Control	N/A	26,150	683,300
Brian J. Richardson	Death (b) (d)	820,000	10,784	281,786
	Disability (b)	N/A	10,784	281,786
	Change in Control	N/A	15,719	410,737
Megan D. Santana	Death (b) (c)	350,000	9,730	254,245
	Disability (b)	N/A	9,730	254,245
	Change in Control	N/A	14,044	366,970
Patrick C. McCormick	Death (b)	N/A	9,000	235,170
	Disability (b)	N/A	9,000	235,170
	Change in Control	N/A	9,000	235,170
(a) Based on $26.13 the closing price of Univest's Common Stock on December 31, 2022.
(b) For performance-based restricted stock units, if a termination occurs due to death or disability, then unvested restricted stock units vest as of the date of the death or disability based on a "Pro-Rata Calculation," which will be determined based upon the length of grantee's employment with the Corporation from the date of the award through the date of the death or disability as compared to the vesting term. Service-based restricted stock units, if a termination occurs due to death or disability, become fully vested at the date of the death or disability.
(c) Messrs. Schweitzer and Keim and Ms. Santana are participants of the Corporation's Death Benefit Only Insurance Plan.
(d) Mr. Richardson is a participant of a Split-Dollar Life Insurance Plan that was assumed by the Corporation upon the acquisition of Fox Chase Bancorp, Inc. The payout for Mr. Richardson under this Plan is two-times his base salary at time of death.
The Amended and Restated 2013 Long-Term Incentive Plan provides that the Compensation Committee may, in its sole discretion, provide for the lapse of any restrictions and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such factors or criteria as the Committee may determine.
DIRECTOR COMPENSATION

    The following table shows compensation received by non-employee Directors for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (a) (b)	Total ($)
William S. Aichele	112,500	35,011	147,511
Roger H. Ballou	71,500	35,011	106,511
Joseph P. Beebe	50,783	35,011	85,794
Todd S. Benning	55,325	35,011	90,336
Suzanne Keenan	45,700	35,011	80,711
Glenn E. Moyer	74,350	35,011	109,361
Natalye Paquin	50,075	35,011	85,086
Thomas M. Petro	50,075	35,011	85,086
Michael L. Turner	62,525	35,011	97,536
Robert C. Wonderling	44,250	35,011	79,261
Charles H. Zimmerman	64,850	35,011	99,861
(a) Each director has 2,610 restricted stock units outstanding that have not vested as of December 31, 2022.
(b) The amount reflects aggregate grant date fair value for service-based restricted stock units granted during 2022 and is based on the Corporation's stock price of $30.13 as of the date of grant on January 31, 2022.

    Director Fees

For the year ended December 31, 2022, the Chairman (Mr. Aichele) received a flat annual fee of $112,500 in lieu of annual cash retainer and committee retainers. This amount is based on the Chairman's experience and responsibilities, with a target of paying near the median (50%) level of our peer group. A summary of other Board compensation is shown in the following table for the year ended December 31, 2022.

Compensation Element (1) (2)	Director Compensation
Board of Director Fees	$38,400 annual cash retainer
Restricted stock units issued annually equivalent to $35,000 based on the Corporation's stock price as of the date of grant on January 31, 2022

Committee Chair Additional Retainer	$8,500 Audit Committee
$8,500 Enterprise-Wide Risk Management Committee
$8,500 Nominating and Governance Committee
$8,500 Compensation Committee
$4,500 Independent Directors Committee
$4,500 Community Reinvestment Act Committee
$4,500 Trust Committee

Committee Retainer	$11,000 Executive Committee
$5,000 Audit Committee
$5,000 Compensation Committee
$4,000 Nominating and Governance Committee
$4,000 Enterprise-Wide Risk Management Committee
$3,000 Community Reinvestment Act Committee
$3,000 Trust Committee
(1) Annual retainer, Committee Chair retainers and Committee retainers are paid in quarterly installments.
(2) Effective January 2022, Board members received an increased retainer in lieu of per meeting fees. If the Board meets in excess of the planned number of times during the year, each director will be paid $1,200 per meeting. Additionally, Committee members received an annual retainer in lieu of per meeting fees. Each time a Committee meets in excess of the planned number of times during the year, each Committee member will receive payment based on the annual Committee retainer divided by the number of planned meetings.

Director Mandatory Retirement Age

    The Corporation's Bylaws provide that a Director is required to retire from the Board on the first day of the month following their 72nd birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of Directors, may extend the retiring Director's service eligibility for up to an additional three years as permitted under the Corporation's Bylaws. On October 27, 2021, the Board of Directors of the Corporation voted to allow William S. Aichele to complete his current three-year term as a Director, which expires at the annual meeting of shareholders in 2024. Absent such board action, Mr. Aichele would have been required to retire from the Board of Directors on September 1, 2022, after he reached 72 years of age.

Pursuant to the terms of the Bylaws, there will be two mandatory director retirements in 2023. Glenn E. Moyer will retire effective April 1, 2023 and Roger H. Ballou will retire at the Annual Meeting given that his retirement date is May 1, 2023.

Stock Ownership Requirements

Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five years of becoming a Director or an Alternate Director. Each Director who has been a Director or Alternate Director for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements:

•All shares held by the Director or their spouse;
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options; and
•Shares held in trust for the benefit of the Director or their immediate family members.

Director Resignation Policy

The Corporation has a Director Resignation Policy (the "Resignation Policy") to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes "withheld" for his or her election than votes "for" his or her election (a "Majority Withheld Vote"). By accepting a nomination to stand for election or re-election as a Director of the Corporation or an appointment as Director to fill a vacancy or new Directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of Directors, he or she receives a Majority Withheld Vote, the Director will tender a written offer of resignation to the Chair of the Board promptly following the Annual Meeting.

For purposes of the Policy, an "uncontested election of Directors" is any election of Directors in which the number of nominees for election does not exceed the number of Directors to be elected. The Nominating and Governance Committee must promptly consider the Director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within ninety days following the shareholder vote. In evaluating the Director's offer of resignation, each of the Committee and the Board must consider all relevant factors, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the Director; (iii) the Director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the Director's offer of resignation, each of the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the Director to remain on the Board but agreeing that the Director will not be nominated for re-election to the Board at the next election of Directors relating to the class in which such Director serves; (iv) defer acceptance of the offer of resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the Director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).

After the Board makes a formal decision on the Committee's recommendation, the Corporation must promptly publicly disclose the Board's decision whether or not to accept the Director's offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board's reasons for such decision.

RELATED PARTY TRANSACTIONS

Since December 31, 2021, some of the Directors and Executive Officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. Any loans with Directors and Executive Officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.
These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to Executive Officers) and Federal Reserve Board Regulation O. As of December 31, 2022, loans to Executive Officers, Directors, and their affiliates represented 0.02% of total shareholders' equity in the Corporation.

The Corporation's Audit Committee Charter provides for the review of related party transactions. It is the Corporation's policy that all Related Party transactions shall be approved or ratified by the Audit Committee. A Related Party transaction entered into without pre-approval shall not be deemed to violate this policy, or to be invalid or unenforceable, so long as the transaction is approved by the Audit Committee as soon as reasonably practicable after it is entered into.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee met five times during 2022. The Compensation Committee's responsibilities include reviewing and approving corporate goals and objectives for compensation-related purposes, including financial performance and shareholder return, approving the annual compensation of Executive Officers and other key management personnel through consultation with management and the Compensation Committee's independent professional compensation consultants and review of the Corporation's management development and succession plans. Recommendations are made to the Board with respect to the Corporation's CEO compensation and overall incentive-based compensation plans, including equity based plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee Directors on the Board. In addition, the responsibilities and duties of the Compensation Committee include the approval of human capital disclosures contained in the Corporation’s Annual Report on Form 10-K and/or annual proxy statement, to assist in establishing the Corporation’s general strategy with respect to environmental performance, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Corporation as it relates to compensation, employment and human resources (“HR ESG”), to consider and recommend policies, practices, systems and disclosures that conform with that strategy, and to monitor the implementation of HR ESG-related policies, practices and systems to ensure adherence to the Corporation’s strategy. The Compensation Committee's charter is available at the Corporation's website on the internet; www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

All members of the Compensation Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

CORPORATE GOVERNANCE DISCLOSURE

    Code of Conduct

The Corporation has adopted a Code of Conduct for all Directors and a Code of Conduct for all officers and employees, including the CEO and senior financial officers. It is the responsibility of every Univest Director, Officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for Directors or Executive officers must be approved by the Board or a committee of the Board and disclosed on a Form 8-K within four business days. Any waivers would also be posted on our website within four business days.

    Anti-Hedging Policy

    The Corporation's Insider Trading Policy includes a prohibition on hedging by its Directors, Executive Officers and all employees. These transactions are designed to hedge or offset the economic risk of owning shares of Common Stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Common Stock would affect the value of the shares of Common Stock owned by a Director, Executive Officer or employee is prohibited.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met ten times during the fiscal year ended December 31, 2022. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees for the Corporation to discharge its duties and operate in an effective manner and to evaluate the Board's governance structure. In addition, the Nominating and Governance Committee assists in setting the Corporation’s general strategy with respect to ESG Matters, and consider, recommend and implement policies, practices, systems and disclosures that conform with the strategy, including that they enhance reputation, mitigate risk, engage employees and meet shareholder expectations; provided, however, that the Corporation’s Compensation Committee is primarily responsible for ESG Matters involving compensation, employment and human resources.

The Nominating and Governance Committee charter is available at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

All members of the Nominating and Governance Committee are independent as defined in the listing standards of the NASDAQ Stock Market.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the Annual Meeting of Shareholders.

Univest currently has one Alternate Director - Martin P. Connor. Alternate Directors are elected by the Corporation's shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture and evaluate future Directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. Unlike members of the Board of Directors, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee seeks to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All Director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board's effectiveness. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation's strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

Board Leadership

The structure of the Corporation's Board of Directors consists of: a Chairman of the Board, one Director who currently is also the President and Chief Executive Officer of the Corporation and Vice Chairman of the Board, and non-employee Directors. The Board of Directors does not currently have a Lead Director, however the Corporation has an Independent Directors Committee, which is chaired by Michael L. Turner. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent Directors, with management representation constituting only one of the twelve members of the Board of Directors. However, the Corporation continues to evaluate this structure and may, in the future, combine the roles of Chairman and Chief Executive Officer and appoint a Lead Independent Director if the Corporation and the Board of Directors deem it to be the appropriate leadership structure at that time. The Independent Directors of the Board meet separately at least twice a year and after each Board of Director meeting in executive session without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee and Trust Committee. The active participation in these committees in addition to the Board of Directors' meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

On December 7, 2022, Jeffrey M. Schweitzer was appointed Vice Chairman of the Board. This appointment reflects the Board's intention to ensure strategic and leadership continuity for the Corporation. As President and Chief Executive Officer and Vice Chairman of the Board, Mr. Schweitzer will maintain his current chief executive responsibilities and also assist Mr. Aichele, as needed, with the leadership responsibilities for the Board.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which currently consists of five members of management, including the President and Chief Executive Officer of the Corporation, and six independent Directors of the Board, including the Chairman of the Corporation. These members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four times during 2022. In 2022, the Enterprise-Wide Risk Management Committee was chaired by Glenn E. Moyer. Effective as of the retirement of Director Moyer on April 1, 2023, Director Thomas M. Petro will serve as Chair. In addition to this committee, there is also an Enterprise-Wide Risk Management management-level committee, which met four times in 2022, consisting of members of management representing various line of business and areas of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings are reported to the Enterprise-Wide Risk Management Committee, and minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and administratively to the Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting, Enterprise-Wide Risk Management Committee meeting, Trust Committee meeting and Community Reinvestment Act Committee meeting, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to enterprise-wide risk management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

The Enterprise-Wide Risk Management Committee provides oversight, from a risk perspective, of information systems security. In that regard, the Chief Information Security Officer provides information security updates to the Enterprise-Wide Risk Management Committee at each Enterprise-Wide Risk Management Committee meeting. Additional information security training is provided through a management Information Security Steering Committee and also through targeted training that is overseen by the Chief Information Security Officer. In addition, the Corporation has implemented a Cyber Incident Response Plan in order to provide a structured and systematic incident response process for information security incidents that affect any of the information technology systems, network, or data of the Corporation. The Cyber Incident Response Plan is implemented and maintained by the Corporation’s Chief Information Security Officer and is subject to annual review and approval by the Enterprise-Wide Risk Management Committee.

Shareholder Nominations

    Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.
    Such notification must contain the following information:

a.The name, age and resident address of each of the proposed nominees;
b.The principal occupation or employment and business address of each proposed nominee;
c.The total number of shares of the Corporation that, to the knowledge of the nominating shareholders, is held by each of the proposed nominees;
d.The name and resident address of the nominating shareholder; and
e.The number of shares owned by the nominating shareholder.

    The nomination of a Director by the Corporation who has not previously served as a Director must be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of three Class III Directors, each for a three-year term expiring in 2026 and until their successors are elected and qualified. The nominees for Class III Director are:
    Joseph P. Beebe
    Natalye Paquin
    Robert C. Wonderling

The election of one Alternate Director, for a one-year term expiring in 2024 and until his successor is elected and qualified. The nominee for Alternate Director is:
Martin P. Connor

The Board of Directors recommends a vote "FOR" each of the listed nominees.

Proposal 2 - Approval of the Univest Financial Corporation 2023 Equity Incentive Plan

The Board of Directors has adopted, subject to shareholder approval, the Univest Financial Corporation 2023 Equity Incentive Plan (the "2023 Plan") to provide the Corporation with sufficient equity compensation to meet the objectives of appropriately incentivizing the officers, other employees and directors of the Corporation and its subsidiaries, including Univest Bank and Trust Co., to execute on our strategic plan to build shareholder value, while providing appropriate shareholder protections. Notwithstanding that the Amended and Restated Univest Corporation of Pennsylvania 2013 Long-Term Incentive Plan (the "2013 Plan") is scheduled to expire in 2023, upon shareholder approval of the 2023 Plan, the Corporation will no longer make grants under the 2013 Plan. In addition, the Corporation will limit additional grants in the aggregate under the 2013 Plan between February 10, 2023 and the 2023 Annual Meeting on April 26, 2023 to no more than 200,000 shares. Any shares granted above that 200,000 share limitation under the 2013 Plan will reduce the plan reserve under the 2023 Plan. Outstanding awards granted under the 2013 Plan will remain outstanding and subject to the terms and conditions of the 2013 Plan.

The Corporation believes equity awards constitute an important component in a balanced, comprehensive compensation program. Many of the companies with which we compete with for officers, employees and directors offer equity compensation as part of their overall compensation programs. By approving the 2023 Plan, our shareholders will provide us the continued flexibility we need to attract, retain, and motivate highly qualified officers, employees, and directors by offering a competitive compensation program with a component linked to the performance of our Common Stock and, therefore, aligned with the interests of our shareholders.

The Board of Directors, through the Compensation Committee of the Board of Directors (the "Compensation Committee"), in consultation with its independent consultant, has evaluated current practices of financial institutions in our marketplace related to equity plan design and equity grant practices. The Corporation has also evaluated its strategic plan and believes the 2023 Plan is appropriately designed to assist the Corporation in meeting its objectives.

Dilution and Overhang

A company's overhang reflects potential dilution of shareholders' ownership by actual share-based awards as well as shares available for grant. In determining the number of shares that would become available under our 2023 Plan, the Compensation Committee considered the resulting overhang as an additional metric to measure the cumulative effect of equity compensation.

The following information regarding outstanding equity awards and shares available for future awards under all existing equity compensation plans as of February 10, 2023 is provided to facilitate our shareholders' evaluation of this proposal.

Overhang Detail as of February 10, 2023
Stock options outstanding	289,944
Weighted-average exercise price	$26.23
Weighted-average remaining term	4.06	years
Shares subject to outstanding full-value awards	403,589
Shares that remain available for future issuance under 2013 Plan	2,242,453
Proposed shares to be reserved under 2023 Plan	1,200,000
Total common stock outstanding	29,292,008

Key Features

The following summarizes the key features of the 2023 Plan, which is qualified in its entirety by reference to the provisions of the 2023 Plan, attached hereto as Appendix A. Unless indicated otherwise, capitalized terms are defined in the 2023 Plan.

Key Attribute	Feature	Discussion
Share Limitations under the 2023 Plan; 2013 Plan	The maximum number of shares of Common Stock that may be delivered to participants under the 2023 Plan is equal to 1,200,000 shares.

	If shareholders approve the 2023 Plan, the Corporation will not make any more grants under the 2013 Plan. The Compensation Committee will continue to administer outstanding grants under the 2013 Plan.	The Compensation Committee evaluated several factors in determining the appropriate plan size, including past grant practices, the grant practices of peer community banks and the shareholder value transfer to participants.
Equity Award Types	Stock Options, Restricted Stock and Restricted Stock Units.	The Plan provides the Corporation with equity award types predominately used in the marketplace to provide flexibility in meeting its compensation objectives.
Award Vesting Criteria: Performance Awards and Service-Based Awards	The vesting of Awards may be subject to the achievement of performance measures, as determined by the Compensation Committee or subject to the completion of certain continuous service requirements (i.e., time-based vesting).	Based on the Compensation Committee’s evaluation of current market practices and the past practices of the Corporation, it expects a significant portion of equity awards granted under the 2023 Plan will be subject to performance-based vesting. Furthermore, the Compensation Committee expects approximately 70% of equity awards to Named Executive Officers under the 2023 Plan will be subject to performance-based vesting. The Compensation Committee intends to continue to use a third-party independent compensation consultant to assist it from time to time in determining the vesting criteria of equity award grants.
Vesting Period	The Compensation Committee will determine the vesting schedule or performance criteria for each Award. At least 95% of the Awards under the Plan will vest no earlier than one year after the grant date.	While the Compensation Committee may set the vesting schedule or conditions, the Committee views equity awards as a longer-term compensation element.
Prohibition Against Stock Option Repricing	Neither the Compensation Committee nor the Board of Directors will have the right or authority to make any adjustment or amendment to an Award that reduces or would have the effect of reducing the exercise price of a Stock Option previously granted under the 2023 Plan, except in the event of certain corporate transactions set forth in the 2023 Plan (including stock splits, and stock dividends) or adjustments approved by the Corporation’s shareholders.	The Compensation Committee believes that repricing Stock Options is contrary to the objectives of Stock Options and would not be in alignment with the interest of shareholders.
Dividends on Restricted Stock Awards/Dividend Equivalents on Restricted Stock Units	Dividends paid on restricted stock awards subject to time-based vesting or performance-based vesting will be distributed to a participant on or after the vesting date of the restricted stock award. If the restricted stock award does not vest, the participant will not receive those dividends.

	At the time it grants restricted stock units, the Committee may assign dividend equivalent rights to the Awards.	The Compensation Committee believes the timing of dividend payments is appropriately aligned with the interests of shareholders. The Compensation Committee also believes it is important to retain the ability to assign dividend equivalent rights to restricted stock units.

Acceleration of Vesting - Termination of Service due to Death and Disability	Unless otherwise specified by the Compensation Committee, service-based Awards fully vest upon a participant’s termination of service due to death or Disability. Performance Awards vest, pro-rata, by multiplying (i) the number of Awards that would be obtained based on achievement at target (or if actual achievement of the performance measures is greater than the target level, at the actual achievement level) as of the date of Disability or death, by (ii) a fraction, the numerator of which is the number of whole months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period. Stock Options remain exercisable for one year.	The Compensation Committee believes recognizing participant contributions and accelerating the vesting of Awards upon death and Disability is appropriately aligned with the interests of shareholders.
Acceleration of Vesting – Termination of Service due to Retirement	Subject to the terms and conditions specified in an applicable Award agreement, in the event of Termination of Service due to Retirement, the Committee may accelerate the vesting of specified outstanding Awards. Stock Options will be exercisable for one (1) year following Termination of Service.	The Compensation Committee believes recognizing participant contributions and accelerating the vesting of Awards upon Retirement (generally on or after attaining age 65) is appropriately aligned with the interests of shareholders.
Acceleration of Vesting - Termination of Service for Cause or resignation for any reason (except death, Disability, Retirement or following a Change in Control)	Unless otherwise specified by the Compensation Committee, no Awards will vest upon a participant’s termination for cause or a voluntary resignation for any reason (except death, Disability, Retirement or following a Change in Control).

Generally, all vested Stock Options remain exercisable for one year from the date of termination of service due to a resignation for any reason (except for Cause).

	Upon a termination for Cause, all unvested Awards, including unexercised Stock Options, will be immediately forfeited.	The Compensation Committee generally believes the acceleration of vesting following a termination of service for reasons other than death, Disability, Retirement or in certain instances following a Change in Control is not appropriately aligned with the interests of shareholders.
Acceleration of Vesting - Committee Discretion	Vesting of Awards may be accelerated by the Compensation Committee, at its discretion, except that the Compensation Committee may not accelerate the vesting of any Award within the first year following the date of grant if it would cause more than 5% of the Awards available under the 2023 Plan to vest sooner than within one year of the date of grant.	The Compensation Committee determined that discretion to accelerate awards is important to allow the Corporation to respond to employment-related matters or other unforeseen circumstances that could warrant acceleration.
Acceleration of Vesting - Termination of Service without Cause or Resignation for Good Reason following a Change in Control (i.e., an Involuntary Termination of Service); failure of the plan to be assumed by an acquiror	Unless otherwise specified by the Compensation Committee:

All unvested Service-based Awards will vest upon an Involuntary Termination of Service following a Change in Control. Stock Options will remain exercisable for one year following an Involuntary Termination of Service following a Change in Control.

All Performance Awards will vest upon an Involuntary Termination of Service following a Change in Control based on the greater of target level of performance or actual performance measured as of the most recent completed fiscal quarter.

	If a company that acquires the Corporation refuses to assume the outstanding awards under the 2023 Plan, any Service-based Awards will vest immediately at or immediately before the effective time of the merger, consolidation, or other business reorganization. Any Awards subject to performance-based vesting conditions will vest at the greater of target level of performance or actual performance measured as of the most recent completed fiscal quarter at the time of the merger, consolidation or other business reorganization (the same as if the holder of the Award incurred an Involuntary Termination of Service on that date).	The Compensation Committee determined that, unless the Awards outstanding under the 2023 Plan are not assumed by an acquiror, a “double trigger” vesting acceleration in connection with a Change in Control is appropriate in providing the Corporation with a meaningful retention tool as an independent company and any future acquirer with the ability to appropriately manage human resources during any merger integration.
Limitation of Grants to Non-Employee Directors	The sum of the grant date fair value of equity awards granted under the 2023 Plan, including Stock Options, Restricted Stock and Restricted Stock Units may not exceed $500,000 for non-employee directors for any calendar year.	The Compensation Committee expects that it will continue to use the services of an independent compensation consultant to assist it in determining equity grants, but believes it is important to provide yearly limitations of grant date fair value to non-employee directors.
Recycling of Equity Awards	Only forfeited and expired Awards are available for reissuance under the Plan.	The Compensation Committee believes conservative recycling of equity awards is an important provision in the 2023 Plan and properly aligns with the interests of shareholders.
Automatic Exercise of Stock Options	At the Compensation Committee’s discretion, Stock Options that are exercisable but unexercised as of the day immediately before their expiration date may be automatically exercised on behalf of a participant, in accordance with procedures established by the Compensation Committee.	The Compensation Committee believes providing for an automatic exercise is in the best interest of the Corporation and participants and provides for an efficient mechanism to exercise Stock Options.

Clawback of Equity Awards	The 2023 Plan provides for a number of forfeiture events including termination for cause, automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 related to accounting restatements, and any clawback policy of the Corporation.	The Compensation Committee believes it is necessary to maintain strong clawback provisions for equity awards.
Insider Trading Policy	The Corporation will not purposely accelerate or delay the public release of material information in consideration of a pending grant of a Stock Option to allow the grantee to benefit from a more favorable stock price. The Compensation Committee or the Board of Directors, as applicable, will consider when material non-public information is schedule to be released to the public or when the filing of a periodic report is planned so that consideration may be given to whether the grant date of the applicable Stock Option should be delayed. If, during the last completed fiscal year, options are awarded to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of such report, the Corporation will disclose certain information in its SEC filings regarding the grant as required.	The Compensation Committee believes adhering to certain insider trading policies with respect to the grant of Stock Options is a matter of good corporate governance and is properly aligned with the interests of shareholders.
Holding Period Requirement	The Compensation Committee may require that participants hold a vested Award or Common Stock received upon exercise of a Stock option for some specified time (as set forth in an Award Agreement).	The Compensation Committee believes having the ability to impose certain holding periods is appropriately aligned with the interests of shareholders.

Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2022, about Common Stock that may be issued upon exercise of options under stock-based benefit plans maintained by the Corporation, as well as the number of securities available for issuance under equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	294,111	$26.11	2,253,706
Equity compensation plans not approved by security holders	—	—	—
Total	294,111	$26.11	2,253,706

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2023 Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Corporation will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of the shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of the Corporation or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). The Corporation will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of the incentive stock option, then, upon disposition of the shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Corporation will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and the Corporation will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in the shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the Corporation will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award subject to such election in taxable income in the year of grant at the grant date fair market value. Participants will be able to exercise voting rights with respect to unvested restricted stock awards.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award is settled at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the value of the restricted stock unit is settled. At the time the recipient recognizes taxable income on a restricted stock unit, the Corporation will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient.

Dividend Equivalent Rights. The grant of a dividend equivalent right will not result in taxable income to the participant. At the time of payment of a cash dividend with respect to shares of Common Stock underlying a dividend equivalent right, or with respect to a stand-alone dividend equivalent right, the cash received will be taxable to the participant as ordinary income and the Corporation will be entitled to a corresponding tax deduction.

Withholding of Taxes. The Corporation may withhold amounts from participants to satisfy tax withholding requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of awards under the 2022 Equity Incentive Plan in the event of a change in control or termination of service following a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and limit the tax deduction by the Corporation.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and this discussion does not purport to be a complete description of the federal income tax aspects of the 2023 Plan. A participant may also be subject to state and local taxes in connection with awards under the 2023 Plan.

Accounting Treatment

Under U.S. generally accepted accounting principles, the Corporation is required to recognize compensation expense in its financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock awards and restricted stock units).

Awards to be Granted

The Board of Directors adopted the 2023 Plan, and the Compensation Committee intends to meet after shareholder approval to determine the specific terms of the awards, including the allocation of awards to officers, employees and non-employee directors. At the present time, no specific determination has been made as to the grant or allocation of awards. As of February 10, 2023, there were 12 non-employee directors and approximately 185 employees eligible to receive awards under the 2023 Plan.

The Board of Directors recommends a vote "FOR" Proposal 2.

Proposal 3 - Ratification of KPMG LLP as independent registered public accounting firm for 2023

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2023. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2022.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the matter of the appointment of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" Proposal 3.

Proposal 4 - An advisory vote to approve named Executive Officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") section of this document and the compensation tables included in the discussion of Executive Compensation beginning on page 12, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation's Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation's short-term and long-term goals and growth in shareholder value.
Highlights of our program include:
•Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and performance factors;
•Measurement of individual and corporate performance factors by the Corporation's Compensation Committee, considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;
•Assessment of Univest's executive compensation program by the Corporation's Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and
•The requirement that Executives acquire substantial levels of ownership of the Corporation's stock to better align the Executives' interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our Executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2023 Annual Meeting of Shareholders:

"RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement."

The Board of Directors recommends that you vote "FOR" Proposal 4.

Proposal 5 - An advisory vote to approve the frequency of conducting votes on named Executive Officer compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholders vote, on an advisory basis, on whether we present a request for an advisory vote on our executive compensation practices in our proxy materials every year, every two years or every three years. Our shareholders will be requested to provide an advisory vote on this topic at least every six years.

We recognize that there are advantages and disadvantages to each of the presented options for the frequency of an advisory vote on executive compensation. Although our executive compensation practices change very little from year to year and our long-term incentive compensation vests over three-year periods, we are recommending that our shareholders select the "1 Year" option on the frequency of conducting advisory votes on our executive compensation program.

Although the Board of Directors recommends a "1 Year" vote, shareholders will be able to specify one of four choices for this proposal on the proxy card: "1 Year", "2 Years", "3 Years" or to Abstain. We feel it is valuable for our shareholders to have an opportunity to express their opinion on our practices on a regular basis and for us to receive feedback on our programs. Shareholders are not voting to approve or disapprove of the Board's recommendation.

Because this vote is advisory and not binding on the Board of Directors or the Corporation in any way, the Board may decide that it is in the best interests of our shareholders and the Corporation to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, we value the opinions of our shareholders and we will consider the outcome of the vote in making determinations regarding the presentation of an advisory vote on executive compensation in future proxy statements.

The Board of Directors recommends that you vote "FOR" the "1 Year" option.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation's 2024 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 17, 2023.
A shareholder proposal submitted after November 17, 2023, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's Proxy Statement for the Annual Meeting to be held in 2024, but may nevertheless be presented at the Annual Meeting. Under the Corporation's bylaws, to present a proposal at the Annual Meeting in 2024, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2024 Annual Meeting of April 24, 2024, a proposal submitted pursuant to the Corporation's bylaws must be received at the principal executive offices no later than December 25, 2023.

In addition, under SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the Corporation's annual meeting of shareholders to be held in 2024 must give the Corporation notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year's annual meeting. This deadline is February 25, 2024.

    OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote virtually or in person at the meeting and may be revoked prior to the call for a vote.

APPENDIX A
UNIVEST FINANCIAL CORPORATION
2023 EQUITY INCENTIVE PLAN
ARTICLE 1 — GENERAL

Section 1.1. Purpose, Effective Date and Term. The purpose of the Univest Financial Corporation 2023 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Univest Financial Corporation (the “Company”), and its Subsidiaries, including Univest Bank and Trust Co. (the “Bank”), by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s shareholders through the ownership of additional shares of common stock of the Company and/or through compensation tied to the value of the Company’s common stock. The “Effective Date” of the Plan will be the date on which shareholders approve the Plan. The Plan will remain in effect so long as Awards are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately before the ten-year anniversary date of the Effective Date. Upon shareholder approval of the Plan, no additional awards will be granted under the Univest Corporation of Pennsylvania 2013 Long-Term Incentive Plan, which shall remain in existence solely for the purpose of administering outstanding grants under that plan. In addition, the Corporation will limit additional grants in the aggregate under the 2013 Long-Term Incentive Plan between February 10, 2023 and the 2023 Annual Meeting on April 26, 2023 to no more than 200,000 shares. Any shares granted above that 200,000 share limitation under the 2013 Long-Term Incentive Plan will reduce the plan reserve under the Plan.

Section 1.2. Administration. The Plan will be administered by the Compensation Committee of the Board of Directors or as otherwise provided for in accordance with Section 5.1 (the “Committee”).

Section 1.3. Participation. Each individual who is granted or holds an Award in accordance with the terms of the Plan will be a Participant in the Plan (a “Participant”). The grant of Awards will be limited to Employees and Directors of the Company or any Subsidiary.

Section 1.4. Definitions. Capitalized terms used in this Plan are defined in Article 8 and elsewhere in this Plan.

ARTICLE 2 — AWARDS

Section 2.1. General. Any Award under the Plan may be granted singularly or in combination with another Award or other Awards. Each Award under the Plan will be subject to the terms and conditions of the Plan and any additional terms, conditions, limitations and restrictions as the Committee provides with respect to the Award and as evidenced in an Award Agreement. In the event of a conflict between the terms of an Award Agreement and the Plan, the terms of the Plan will control. Subject to the provisions of Section 2.2(d), an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or any Subsidiary, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include Stock Options, Restricted Stock and Restricted Stock Units. Any Award may be granted as a Performance Award.

Section 2.2. Stock Options. A Stock Option is a grant that represents the right to purchase shares of Stock at an established Exercise Price.

(a)    Grant of Stock Options. Each Stock Option will be evidenced by an Award Agreement that specifies: (i) the number of shares of Stock covered by the Stock Option; (ii) the date of grant of the Stock Option and the Exercise Price; (iii) the vesting period or conditions to vesting or exercisability (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service, as the Committee may, in its discretion, prescribe. Any Stock Option may be either an Incentive Stock Option that is intended to satisfy the requirements applicable to an “Incentive Stock Option” (or “ISO”) described in Code Section 422(b), or a Non-Qualified Option that is not intended to be an ISO; provided, however, that no ISOs may be granted: (i) after the day immediately prior to the ten-year anniversary of the Effective Date or the date on which the Plan is approved by the Board of Directors, whichever is earlier; or (ii) to a non-Employee. Unless otherwise specifically provided by its terms, any Stock Option granted to an Employee under this Plan will be an ISO to the maximum extent permitted. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) will be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify it from ISO treatment, so that it becomes a Non-Qualified Option; provided, however, that any such modification will be ineffective if it causes the Option to be subject to Code Section 409A (unless, as modified, the Option complies with Code Section 409A). The maximum number of Shares that can be issued as ISOs under the Plan is set forth in Section 3.2 hereof.

(b)    Other Terms and Conditions. A Stock Option will become exercisable in accordance with its terms and conditions and during the period(s) established by the Committee. In no event, however, will a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to ISOs granted to a 10% Shareholder). The Exercise Price of each Stock Option may not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO may not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Shareholder; provided further, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an employee or director of an acquired entity. The payment of the Exercise Price will be by cash or, subject to limitations imposed by applicable law, by any other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise; (iii) by a net settlement of the Stock Option, using a portion of the shares of Stock obtained on exercise in payment of the Exercise Price (and if applicable, any tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares of Stock that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

(c)    Prohibition of Cash Buy-Outs of Underwater Stock Options. Under no circumstances will any Stock Option with an Exercise Price as of an applicable date that is greater than the Fair Market Value of a share of Stock as of the same date that was granted under the Plan be bought back by the Company without shareholder approval.

(d)    Prohibition Against Repricing. Except for adjustments pursuant to Section 3.4, and reductions of the Exercise Price approved by the Company’s shareholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Options or other Awards), replacement grants, or other means.

Section 2.3 Restricted Stock.

(a)    Grant of Restricted Stock. A Restricted Stock Award is a grant of a share or shares of Stock for no consideration or such minimum consideration as may be required by applicable law, subject to a time-based vesting schedule or the satisfaction of market or performance conditions. Each Restricted Stock Award will be evidenced by an Award Agreement that specifies (i) the number of shares of Stock covered by the Restricted Stock Award; (ii) the date of grant of the Restricted Stock Award; (iii) the vesting period (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service. All Restricted Stock Awards will be in the form of issued and outstanding shares of Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee determines, including electronically and/or solely on the books and records maintained by the transfer agent. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that the certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock (including that the Restricted Stock may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and Award Agreement) and/or that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(b)    Terms and Conditions. Each Restricted Stock Award will be subject to the following terms and conditions:

(i)    Rights and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. A Participant granted Restricted Stock will have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon; provided, however, that dividends payable with respect to Restricted Stock Awards (whether paid in cash or shares of

Stock) will be subject to the same vesting conditions applicable to the Restricted Stock and will, if vested, be delivered or paid at the same time as the restrictions on the Restricted Stock to which they relate lapse.

(ii)    Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted will have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. The direction for any of the shares of Restricted Stock shall be given by proxy or ballot if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes or, if the Participant is not the beneficial owner for voting purposes, by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company, as the Committee shall designate, a written direction in the form and manner prescribed by the Committee. If no direction is given, then the shares of Restricted Stock will not be tendered.

Section 2.4. Restricted Stock Units.

(a)    Grant of Restricted Stock Unit Awards. A Restricted Stock Unit is an Award, the value of which is denominated in shares of Stock that will be paid in Stock, including Restricted Stock, cash (measured based upon the Fair Market Value of a share of Stock) or a combination thereof, at the end of a specified period. A Restricted Stock Unit is subject to a vesting schedule or the satisfaction of market conditions or performance conditions. Each Restricted Stock Unit will be evidenced by an Award Agreement that specifies: (i) the number of Restricted Stock Units covered by the Award; (ii) the date of grant of the Restricted Stock Unit; (iii) the Restriction Period (as defined below) and the vesting period (whether time- and/or performance-based); and (iv) any other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service.

(b)    Other Terms and Conditions. Each Restricted Stock Unit Award will be subject to the following terms and conditions:

(i)    The Committee may impose any other conditions and/or restrictions on any Restricted Stock Unit Award as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures, restrictions under applicable laws or under the requirements of any Exchange or market on which shares of Stock may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of Restricted Stock Units.

(ii)    The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable performance measures) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, in the case of Restricted Stock Units subject to performance measures, after the Committee has determined that the performance goals have been satisfied.

(iii)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing on the date of grant of the Restricted Stock Unit for which the Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iv)    A Participant will have no voting rights with respect to any Restricted Stock Units. No dividends will be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be assigned to Restricted Stock Units. A Dividend Equivalent Right, if any, will be paid at the same time as the shares of Stock or cash subject to the Restricted Stock Unit are distributed to the Participant and is otherwise subject to the same rights and restrictions as the underlying Restricted Stock Unit.

Section 2.5. Vesting of Awards. The Committee shall specify the vesting schedule or market or performance conditions of each Award at the time of grant. Notwithstanding anything to the contrary herein, at least ninety-five percent (95%) of the Awards available under the Plan shall vest no earlier than one (1) year after the date of grant, unless accelerated due to death, Disability, or an Involuntary Termination at or following a Change in Control.

Section 2.6. Deferred Compensation. Subject to approval by the Committee before an election is made, an Award of Restricted Stock Units may be deferred pursuant to a valid deferral election made by a Participant. If a deferral election is made by a Participant, the Award Agreement shall specify the terms of the deferral and shall constitute the deferral plan pursuant to the requirements of Code Section 409A. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to the rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not apply to an Award that is determined to constitute Deferred Compensation, if the discretionary authority would contravene Code Section 409A.

Section 2.7. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available with respect to an Award and, in so doing, may make distinctions based upon, among other things, the reason(s) for the Termination of Service and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement or as set forth in an employment or severance agreement between the Company and/or a Subsidiary and the Participant, the following provisions will apply to each Award granted under this Plan:

(a)    Upon a Participant’s Termination of Service for any reason other than due to Disability, death, Retirement or for Cause, Stock Options shall be exercisable only as to the portion of the Award that was immediately exercisable by the Participant at the date of termination, and the Stock Options may be exercised only for a period of one (1) year following termination and any Restricted Stock Award or Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited. No Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than three (3) months following Termination of Service for any reason other than due to Disability, death Retirement or for Cause.

(b)    In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised (whether or not vested) and all Restricted Stock Awards and Restricted Stock Units granted to a Participant that have not vested shall expire and be forfeited.

(c)    Upon Termination of Service for reason of Disability or death, any Service-based Stock Options shall be fully exercisable, whether or not then exercisable, and all Service-based Restricted Stock Awards and Restricted Stock Units shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Upon Termination of Service for reason of Disability or death, any Awards that vest based on the achievement of performance targets shall vest, pro-rata, by multiplying (i) the number of Awards that would be obtained based on achievement at target (or if actual achievement of the performance measures is greater than the target level, at the actual achievement level) as of the date of Disability or death, by (ii) a fraction, the numerator of which is the number of whole months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period. Stock Options may be exercised for a period of one (1) year following a Termination of Service due to death or Disability; provided, however, that no Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than one (1) year following Termination of Service due to Disability and provided, further, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months following Termination of Service.

(d)    Subject to the terms and conditions specified in an applicable Award agreement, in the event of Termination of Service due to Retirement, the Committee may accelerate the vesting of specified outstanding Awards, provided that (1) the Committee has expressly approved such acceleration in writing, and (2) the Participant executes and abides by any requirements set forth in the Award Agreement. In the event of Termination of Service due to Retirement, a Participant’s Stock Options will be exercisable for one (1) year following Termination of Service. No Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than three (3) months following Termination of Service due to Retirement.
(e)    Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of the Stock Option.

(f)    Notwithstanding the provisions of this Section 2.7, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards and Restricted Stock Units is set forth in Article 4.

Section 2.8. Holding Period for Vested Awards. As a condition of receipt of an Award, the Award Agreement may require a Participant to agree to hold a vested Award or shares of Stock received upon exercise of a Stock Option for a period of time specified in the Award Agreement (“Holding Period”). In connection with the foregoing, a Participant may be required to retain direct ownership of Covered Shares until the earlier of (i) the expiration of the Holding Period following the date of vesting or (ii) such person’s termination of employment with the Company and any Subsidiary. The foregoing limitation, if applicable, shall not apply to the extent that an Award vests due to death, Disability or an Involuntary Termination at or following a Change in Control, or to the extent that (x) a Participant directs the Company to withhold or the Company elects to withhold shares of Stock with respect to the vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld or (y) a Participant exercises a Stock Option by a net settlement, and in the case of (x) and (y) herein, only to the extent of the shares are withheld for tax purposes or for purposes of the net settlement.

ARTICLE 3 — SHARES SUBJECT TO PLAN

Section 3.1. Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2. Share Limitations.
(a)    Share Reserve. Subject to the language contained in Section 1.1 and following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to one million, two hundred thousand (1,200,000) shares of Stock. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.

(b)    Computation of Shares Available. For purposes of this Section 3.2 and in connection with the granting of a Stock Option, Restricted Stock or Restricted Stock Unit, the number of shares of Stock available for the grant shall be reduced by the number of shares previously granted, subject to the following provisions of this Section 3.4(b). To the extent any shares of Stock covered by an Award (including Restricted Stock Awards and Restricted Stock Units) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then the shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that: (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (ii) shares of Stock are withheld to satisfy tax withholding upon exercise or vesting of an Award granted hereunder; or (iii) shares are withheld to satisfy the Exercise Price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised or Stock returned to satisfy tax withholding, rather than by the net number of shares of Stock issued.

Section 3.3. Limitations on Grants to Directors; Awards Subject to Adjustment.

(a)    Award Limitations. The grant date fair value of equity-based Awards granted to an non-employee Director under the Plan for any calendar year, include Stock Options, Restricted Stock and Restricted Stock Units, may not exceed Five Hundred Thousand Dollars ($500,000).

(b) Awards Subject to Adjustment. The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4.

Section 3.4. Corporate Transactions.

(a)    General. In the event any recapitalization, reclassification, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, or exchange of shares of Stock or other securities, stock dividend or other special and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or increase or decrease in the number of shares of Stock without consideration, or similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the Committee shall, in an equitable manner, adjust any or all of: (i) the number and kind of securities deemed to be available thereafter for grants of Stock Options, Restricted Stock Awards and Restricted Stock Units in the aggregate to all Participants and individually to any one Participant; (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Stock Options, Restricted Stock Awards and Restricted Stock Units; and (iii) the Exercise Price of Stock Options. In addition, the Committee is authorized to adjust the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards and Restricted Stock Units (including, without limitation, cancellation of any such Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of any such Awards for similar awards denominated in stock of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, acquisitions and dispositions of businesses or assets) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(b)    Merger in Which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, any Stock Options granted under the Plan that remain outstanding shall be converted into Stock Options to purchase voting common equity securities of the business entity that survives the merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in the merger, consolidation or other business reorganization), all as determined by the Committee before the consummation of the merger, consolidation or other business reorganization. Similarly, any Restricted Stock or Restricted Stock Units that remain outstanding shall be assumed by and become Restricted Stock and/or Restricted Stock Units of the business entity that survives the merger, consolidation or other business reorganization. If the acquiring entity fails or refuses to assume the Company’s outstanding Awards, any Service-based Awards shall vest immediately at or immediately before the effective time of the merger, consolidation or other business reorganization. Any Awards subject to performance-based vesting conditions shall vest in the same manner as required under Section 4.1(c) hereof at the time of the merger, consolidation or other business reorganization, as if the holder thereof incurred an Involuntary Termination of Service on that date. Unless another treatment is specified in the documents governing the merger, consolidation or other business organization, in the case of vested Restricted Stock or Restricted Stock Units, holders thereof shall receive on the effective date of the transaction, the same value as received by a holder of a share of Stock, multiplied by the number of Restricted Stock or Restricted Stock Units held, and in the case of a holder of Stock Options that are not assumed by the business entity that survives the merger, the holder shall receive the difference, in cash, between the aggregate Exercise Price of the holder’s outstanding Stock Options and the value exchanged for outstanding shares of Stock in the merger, consolidation or other business reorganization.

Section 3.5. Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)    Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless the delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b)    Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

ARTICLE 4 — CHANGE IN CONTROL

Section 4.1. Consequence of a Change in Control. Subject to the provisions of Section 2.5 (relating to vesting and acceleration) and Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or determined by the Committee and set forth in an Award Agreement:

(a)    At the time of an Involuntary Termination at or following a Change in Control, all service-based Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one (1) year following the Participant’s Involuntary Termination, provided, however, that no Stock Option shall be eligible for treatment as an ISO if the Stock Option is exercised more than three (3) months following a termination of employment.

(b)    At the time of an Involuntary Termination at or following a Change in Control, all Service-based Awards of Restricted Stock and Restricted Stock Units shall become fully vested immediately.

(c)    In the event of an Involuntary Termination at or following a Change in Control, unless otherwise specified in the Award Agreement, any Performance Award will vest based on the greater of the target level of performance or actual performance measured as of the most recent completed fiscal quarter.

Section 4.2. Definition of Change in Control. For purposes of this Plan, the term “Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:

(a)    Merger. The merger, consolidation or other business combination or similar reorganization of the Company or the Bank, whether in one or a series of related steps (the “Combination”), if, immediately following the effectiveness of the Combination, either (A) less than two-thirds of the board directors or other governing body (the “Surviving Board”) of the entity paying the transaction consideration in such Combination, whether cash and/or securities, is composed of individuals who, immediately prior to effectiveness of the Combination, were serving on the board of directors or other governing body of the Company or the Bank, or (B) less than sixty percent (60%) of the combined voting power of the securities having the right to vote in an election of the Surviving Board is beneficially owned (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by persons who, immediately prior to effectiveness of such Combination, were shareholders of the Company or the Bank;

(b)    Acquisition of Significant Share Ownership. A person or persons acting in concert, other than the Company, has or have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the securities having the right to vote in an election of the board of directors of the Company or the Bank (“Voting Securities”); provided, however, that this clause (b) shall not apply to beneficial ownership of the Company’s or the Bank’s Voting Securities held by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding Voting Securities;

(c)    Change in Board Composition. During any period of two consecutive years, individuals who constitute the Board of Directors (or, if the Company ceases to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of a majority of the Voting Securities of the Bank) at the beginning of such two-year period cease for any reason to constitute at least a majority of the board of Directors of the Company or the Bank, as applicable; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a Director at the beginning of such period if such individual was elected, or nominated for election, by the Board of Directors of the Company or the Bank, as applicable, by a vote of at least two-thirds of the Directors who were Directors at the beginning of the two-year period or were so elected or nominated by such Directors; or

(d)    Sale of Assets. The sale of all or substantially all of the assets of the Company or the Bank to any person, group or entity.

In addition, if an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, the Award is to be triggered solely by a Change in Control, then with respect to the Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of the transaction.

ARTICLE 5 — COMMITTEE

Section 5.1. Administration. The Plan shall be administered by the Committee, which shall be composed of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. The Board of Directors (or if necessary to maintain compliance with the applicable listing standards, those members of the Board of Directors who are “independent directors” under the corporate governance statutes or rules of any Exchange on which the Company lists, has listed or seeks to list its securities) may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2. Powers of Committee. The administration of the Plan by the Committee shall be subject to the following:

(a)    The Committee shall have the authority and discretion to select those persons who receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares of Stock covered by the Awards, to establish the terms, conditions, features (including automatic exercise in accordance with Section 7.18), performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of the Awards (subject to the restrictions imposed by Article 6), to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award; provided, however, that the Committee shall not exercise its discretion to accelerate an Award within the first year following the date of grant if the exercise of such discretion would result in more than five percent (5%) of the aggregate awards under the Plan vesting in less than one (1) year from the date of grant as provided for in Section 2.5, or to extend the time period to exercise a Stock Option, unless the extension is consistent with Code Section 409A.

(b)    The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)    The Committee shall have the authority to define terms not otherwise defined herein.

(d)    In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles of incorporation and bylaws of the Company and applicable corporate law.

(e)    The Committee shall have the authority to: (i) suspend a Participant’s right to exercise a Stock Option during a blackout period (or similar restricted period) (a “Blackout Period”) or to exercise in a particular manner (i.e., such as a “cashless exercise” or “broker-assisted exercise”) to the extent that the Committee deems it necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC; and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that the extension does not violate Code Section 409A, the Incentive Stock Option requirements or applicable laws and regulations.

Section 5.3. Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board of Directors who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board of Directors who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of the delegates shall be treated hereunder as acts of the Committee and the delegates shall report regularly to the Committee regarding the exercise of delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4. Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries will furnish the Committee with data and information it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation will be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee any evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5. Committee Action. The Committee shall hold meetings, and may make administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee, including interpretations of provisions of the Plan, will be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 — AMENDMENT AND TERMINATION

Section 6.1. General. The Board of Directors may, as permitted by law, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend any Award Agreement, provided, however, that no amendment or termination (except as provided in Sections 2.6, 3.4 and 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award before the date the amendment is adopted by the Board of Directors; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment is approved by the Company’s shareholders.

Section 6.2. Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or by the Financial Accounting Standards Board (the “FASB”) after the adoption of the Plan or the making of the Award affected thereby, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 to any Award granted under the Plan without further consideration or action.

ARTICLE 7 — GENERAL TERMS

Section 7.1. No Implied Rights.

(a)    No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property that the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right, evidenced by an Award Agreement, to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)    No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c)    No Rights as a Shareholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award shall confer upon the holder thereof any rights as a shareholder of the Company before the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2. Transferability. Except as otherwise so provided by the Committee, Stock Options under the Plan are not transferable except: (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust; or (iii) between spouses incident to a divorce or pursuant to a domestic relations order; provided, however, in the case of a transfer within the meaning of Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of the transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of Immediate Family Members or to charitable organizations; and provided, further, that the transfers are not made for consideration to the Participant.

Awards of Restricted Stock shall not be transferable, except in the event of death, before the time that the Awards vest in the Participant. A Restricted Stock Unit Award is not transferable, except in the event of death, before the time that the Restricted Stock Unit Award vests in the Participant and the property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s Beneficiary.

A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

Section 7.3. Designation of Beneficiaries. A Participant may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless the disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4. Non-Exclusivity. Neither the adoption of this Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval (and any subsequent approval by the shareholders of the Company) shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt other incentive arrangements as may deemed desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units and/or Stock Options and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5. Eligibility for Form and Time of Elections/Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service or as otherwise required by the Committee. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.6. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other written information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.7. Tax Withholding.

(a)    Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company's obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(b)    Payment in Stock. The Committee may require the Company's tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

Section 7.8. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution or unanimous written consent of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board of directors, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or Subsidiary.

Section 7.9. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.10. Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board of Directors, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.11. No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether the fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.12. Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the Commonwealth of Pennsylvania shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, each Participant and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action brought with respect to the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.13. Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, non-qualified plan or other benefit plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.14. Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision has never been included herein.

Section 7.15. Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Notices, demands, claims and other communications shall be deemed given: (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; (b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or (c) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.

If a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Corporate Secretary, unless otherwise provided in the Award Agreement.

Section 7.16. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.17. Awards Subject to Company Policies and Restrictions.

(a)    Clawback Policies. Awards granted hereunder are subject to any Clawback Policy maintained by the Company, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise. If the Company is required to prepare an accounting restatement due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 apply as a result, any Participant who was an executive officer of the Company at the time of grant or at the time of restatement shall be subject to “clawback” as if the person were subject to Section 304 of the Sarbanes-Oxley Act of 2002.

(b)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time. In addition, the Company will not purposely accelerate or delay the public release of material information in consideration of a pending grant of a Stock Option to allow the grantee to benefit from a more favorable stock price. The release of information by the Company in close proximity to the grant of an Option could create the appearance of an effort to time the announcement to a optionee’s benefit, even if no benefit was intended. The Committee or the Board of Directors, as applicable, will consider when material non-public information is schedule to be released to the public or when the filing of a periodic report is planned so that consideration may be given to whether the grant date of the applicable Option should be delayed. If, during the last completed fiscal year, Options are awarded to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of such report, the Company will disclose certain information in its SEC filings regarding the grant as required.

(c)    Hedging/Pledging Policy Restrictions. Awards under the Plan shall be subject to the Company’s policies relating to hedging and pledging as such may be in effect from time to time.

Section 7.18. Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a), any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant (or other expiration date) may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Stock on that date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the Exercise Price and any applicable tax withholding requirements. Payment of the Exercise Price of a Stock Option and any applicable tax withholding requirements with respect to Stock Options shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any applicable tax withholding.

Section 7.19. Regulatory Requirements. The grant and settlement of Awards shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

ARTICLE 8 — DEFINED TERMS

In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

“10% Shareholder” means an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

“Award” means any Stock Option, Restricted Stock Award or Restricted Stock Unit or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

“Award Agreement” means the document (in whatever medium prescribed by the Committee and whether or not a signature is required or provided by a Participant) that evidences the terms and conditions of an Award. A copy of the Award Agreement will be provided (or made available electronically) to each Participant.

“Board of Directors” means the Board of Directors of the Company.

“Cause” shall, with respect to any Participant, have the same meaning as “cause” or “for cause” (or any similar term) set forth in any employment, change in control, consulting, or other agreement for the performance of services or severance between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in an agreement, the term will mean: (i) a material act of willful misconduct by the Participant in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of the Company or a Subsidiary; (ii) the conviction of the Participant for, or plea of nolo contendere by the Participant to, any felony or a misdemeanor involving deceit, dishonesty, or fraud; (iii) the commission by the Participant of any misconduct, whether or not related to the Company or any of its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to the Company’s or any of its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators; (iv)

continued, willful and deliberate non-performance by the Participant of his/her duties (other than by reason of the Participant’s physical or mental illness, incapacity or disability) that has continued for more than thirty (30) days following written notice providing the details of such non-performance from the Board of Directors or the board of directors of a Subsidiary, the Chief Executive Officer of the Company or any Subsidiary, or his designee, as the case may be; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Subsidiary to cooperate, or the deliberate destruction of or deliberate failure to preserve documents or other materials that the Participant should reasonably know to be relevant to such investigation, after being instructed by the Company or a Subsidiary to preserve such documents, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or (vi) removal or prohibition of the Participant from participating in the conduct of the Company’s or a Subsidiary’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Company or a Subsidiary. The good faith determination by the Committee of whether the Participant’s Service was terminated by the Company or a Subsidiary for “Cause” shall be final and binding for all purposes hereunder.

“Change in Control” has the meaning ascribed to it in Section 4.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Covered Shares” means any shares acquired by a Participant pursuant to an Award granted under this Plan, net of taxes and transaction costs. For these purposes, “taxes and transaction costs” include, without limitation: (i) shares retained by the Company to satisfy tax withholding requirements attributable to Awards, and (ii) any taxes payable by the Participant related to Awards that are in excess of the amounts withheld in accordance with clause “(i).”

“Director” means a member of the Board of Directors or of a board of directors of a Subsidiary.

“Disability.” If the Participant is a party to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” will have meaning set forth in that agreement. In the absence of such a definition, “Disability” will be defined in accordance with the Bank’s long-term disability plan. In the absence of a long-term disability plan or to the extent that an Award is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant has been determined to be disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a Disability has occurred.

“Disinterested Board Member” means a member of the Board of Directors who: (i) is not a current Employee of the Company or a Subsidiary; (ii) is not a former employee of the Company or a Subsidiary who receive compensation for prior Service (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company or a Subsidiary for the past three (3) years; (iv) does not receive compensation from the Company or a Subsidiary, either directly or indirectly, for services as a consultant or in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the rules of the SEC, as amended or any successor provision thereto; and (v) does not possess an interest in any other transaction, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the =rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in a manner as shall be necessary to conform to the requirements of Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any Exchange on which the Company lists or seeks to list its securities.

“Dividend Equivalent Right” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or shares of Stock, as applicable, equal to the amount of dividends paid on a share Stock, as specified in the Award Agreement.

“Employee” means any person employed by the Company or a Subsidiary, including Directors who are employed by the Company or a Subsidiary.

“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2.

“Fair Market Value” on any date, means: (i) if the Stock is listed on an Exchange, national market system or automated quotation system, the closing sales price on that Exchange or over such system on that date or, in the absence of reported sales on that date, the closing sales price on the immediately preceding date on which sales were reported; or (ii) if the Stock is not listed on an Exchange, national market system or automated quotation system, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Code Section 409A.

“Good Reason.” A termination of employment by an Employee will be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events:

(i)    a material diminution, not consented to by the Participant, in the Participant’s responsibilities, authorities or duties, from the responsibilities, authorities or duties exercised by the Participant as of immediately prior to a Change in Control;

(ii)    a material reduction in the Participant’s annual compensation or benefits, as in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter, except for across-the-board reductions similarly affecting all or substantially all of the executive officers of the Company or a Subsidiary;

(iii)    the relocation of the Company’s office(s) at which the Participant is principally employed as of the date of a Change in Control (the “Current Offices”) to any other location more than thirty-five (35) miles from the Current Offices, or the requirement by the Company or any affiliate for whom the Participant primarily works for the Participant to be based at a location more than thirty-five (35) miles from the Current Offices, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations during the twelve (12)-month period immediately preceding the Change in Control.

Notwithstanding the foregoing, in the event an Award is subject to Code Section 409A, then “Good Reason” shall be defined in accordance with Code Section 409A, including the requirement that a Participant gives 60 days’ notice to the Company or the Subsidiary for whom the Participant is employed of the Good Reason condition and the Company or Subsidiary, as applicable, will have 30 days to cure the Good Reason condition. Any distribution of an Award subject to Code Section 409A shall be subject to the distribution timing rules of Code Section 409A, including any delay in the distribution of such Award, which rules shall be set forth in the Award Agreement.

“Immediate Family Member” means with respect to any Participant: (i) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (ii) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (iii) a trust in which any combination of the Participant and persons described in section (i) or (ii) above own more than fifty percent (50%) of the beneficial interests; (iv) a foundation in which any combination of the Participant and persons described in sections (i) or (ii) above control management of the assets; or (v) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (i) or (ii) above control more than fifty percent (50%) of the voting interests.

“Involuntary Termination” means the Termination of Service of a Participant by the Company or Subsidiary (other than termination for Cause) or termination of employment by an Employee for Good Reason.

“Incentive Stock Option” or “ISO” has the meaning ascribed to it in Section 2.2.

“Non-Qualified Option” means the right to purchase shares of Stock that is either: (i) designated as a Non-Qualified Option; (ii) granted to a Participant who is not an Employee; or (iii) granted to an Employee but does not satisfy the requirements of Code Section 422.

“Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance measures, as determined by the Committee. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable performance measures) need not be the same with respect to each recipient. A Performance Award shall vest, or as to Restricted Stock Units be settled, after the Committee has determined that the performance goals have been satisfied. Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an

Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the certain items, including but not limited to the following: (i) extraordinary, unusual, and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify the performance measures, in whole or in part, as the Committee deems appropriate. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

“Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Section 2.3(a).

“Restricted Stock Unit” has the meaning ascribed to it in Section 2.4(a).

“Retirement” or “Retired” means, unless otherwise specified in an Award Agreement, retirement from employment or service on or after attainment of age 65. Notwithstanding anything herein to the contrary, if an Employee or Director has not had a Termination of Service as defined in this Plan, the Employee or Director shall not be deemed to have Retired for purposes of forfeiture of non-vested Awards, vesting in Awards or reducing the exercise period of Options issued hereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and guidance promulgated thereunder and modified from time to time.

“Service” means the uninterrupted provision of services as an Employee or Director of, or a Service Provider to, the Company or a Subsidiary, as the case may be, and includes service as a director emeritus or advisory director. Service will not be deemed interrupted in the case of (i) any approved leave of absence for military service or sickness, or for any other purpose approved by the Company or a Subsidiary, if the Employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, (ii) transfers among the Company, any Subsidiary, or any successor entities, in any capacity of Employee, Director or Service Provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of Employee, Director or Service Provider (except as otherwise provided in the Award Agreement).

“Service Provider” means any natural person (other than an Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Subsidiary to render consulting or advisory services to the Company or the Subsidiary and the services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Stock” means the common stock of the Company, $5.00 par value per share.

“Stock Option” has the meaning ascribed to it in Section 2.2.

“Subsidiary(ies)” means any corporation, affiliate, bank or other entity that would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, also means any partnership or joint venture in which the Company and/or other Subsidiary owns more than 50% of the capital or profits interests.

“Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director (including a director emeritus or advisory director) of, or Service Provider to, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(i)    The Participant’s cessation of Service as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries. Unless the Committee determines otherwise, an Employee Participant shall not be deemed to have a Termination of Service if such Participant remains in the Service of the Company or a Subsidiary as a Service Provider.

(ii)    The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services, provided the leave of absence does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the six-month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(iii)    If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing Services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of the transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity by which the Participant is employed or to which the Participant is providing Services.

(iv)    Except to the extent Code Section 409A may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. If any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the employer and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the thirty-six (36) months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(v)    With respect to a Participant who is a Director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

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